Exhibit (b)(3)

MULTICURRENCY TERM AND REVOLVING FACILITIES AGREEMENT

US$1,550,000,000 AND CHF700,000,000

FACILITIES AGREEMENT

dated 9 September 2011

for

LONZA GROUP LTD.

and

CERTAIN SUBSIDIARIES OF LONZA GROUP LTD.
as Original Borrowers

LONZA GROUP LTD.
as Original Guarantor

arranged by
CITIGROUP GLOBAL MARKETS LIMITED
CREDIT SUISSE AG
and
J.P. MORGAN LIMITED

with

CREDIT SUISSE AG, LONDON BRANCH
acting as Agent

Linklaters

Ref: OE/IC/L-192582

Linklaters LLP

CONTENTS
CLAUSE		PAGE

SECTION 1
INTERPRETATION

1.	Definitions and Interpretation	1

SECTION 2
THE FACILITIES

2.	The Facilities	31
3.	Purpose	33
4.	Conditions of Utilisation	33

SECTION 3
UTILISATION

5.	Utilisation	36
6.	Optional Currencies	37

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

7.	Repayment	40
8.	Prepayment and cancellation	44

SECTION 5
COSTS OF UTILISATION

9.	Interest	51
10.	Interest Periods	52
11.	Changes to the calculation of interest	53
12.	Fees	54

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

13.	Tax gross-up and indemnities	57
14.	Increased Costs	59
15.	Other indemnities	61
16.	Mitigation by the Lenders	62
17.	Costs and expenses	63

SECTION 7
GUARANTEE

18.	Guarantee and indemnity	64

SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

19.	Representations	67
20.	Information undertakings	71
21.	Financial Covenants	75
22.	General undertakings	79
23.	Events of Default	85

SECTION 9
CHANGES TO PARTIES

24.	Changes to the Lenders	90
25.	Changes to the Obligors	96

(i)

SECTION 10
THE FINANCE PARTIES

26.	Role of the Agent and the Arrangers	99
27.	Conduct of business by the Finance Parties	105
28.	Sharing among the Finance Parties	105

SECTION 11
ADMINISTRATION

29.	Payment mechanics	107
30.	Set-off	110
31.	Notices	110
32.	Calculations and certificates	113
33.	Partial invalidity	113
34.	Remedies and waivers	114
35.	Amendments and waivers	114
36.	Confidentiality	117
37.	Counterparts	121

SECTION 12
GOVERNING LAW AND ENFORCEMENT

38.	Governing law	122
39.	Enforcement	122

THE SCHEDULES

SCHEDULE		PAGE

SCHEDULE 1 The Original Parties		123
SCHEDULE 2 Conditions Precedent		126
SCHEDULE 3 Requests		129
SCHEDULE 4 Selection Notice		130
SCHEDULE 5 Mandatory Cost Formulae		131
SCHEDULE 6 Form of Transfer Certificate		134
SCHEDULE 7 Form of Assignment Agreement		136
SCHEDULE 8 Form of Borrower Transfer Certificate		139
SCHEDULE 9 Form of Accession Letter		141
SCHEDULE 10 Form of Resignation Letter		142
SCHEDULE 11 Form of Compliance Certificate		143
SCHEDULE 12 Timetables		144
SCHEDULE 13 Form of Increase Confirmation		146

(ii)

THIS AGREEMENT is dated 9 September 2011 and made between:

(1)	LONZA GROUP LTD. (also known as Lonza Group AG) (the “Company”);

(2)	THE SUBSIDIARIES of the Company listed in Part I of Schedule 1 (The Original Parties) as original borrowers (together with the Company, the “Original Borrowers”);

(3)	LONZA GROUP LTD. (also known as Lonza Group AG) as original guarantor (the “Original Guarantor”);

(4)	THE FINANCIAL INSTITUTIONS listed on the signature pages as ‘Arrangers’, as mandated lead arrangers (whether acting individually or together the “Arrangers”);

(5)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Original Parties) as lenders (the “Original Lenders”); and

(6)	CREDIT SUISSE AG, LONDON BRANCH as agent of the other Finance Parties (the “Agent”).

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

“Acceptable Bank” means:

(a)

a bank or financial institution which has a rating for its long-term debt obligations of A- or higher by Standard & Poor’s Rating or Fitch Ratings Ltd or A-3 or higher by Moody’s Investor Services Limited or a comparable rating from an internationally recognised credit rating agency; or

(b)	any other bank or financial institution approved by the Agent; and

(c)	any Lender.

“Accession Letter” means a document substantially in the form set out in Schedule 9 (Form of Accession Letter).

“Accounting Principles” means:

(a)	in respect of the Company and any Obligor incorporated in Switzerland, generally accepted accounting principles in Switzerland including IFRS; and

(b)	in respect of any other Obligor, generally accepted accounting principles applying in its jurisdiction of incorporation or IFRS.

“Acquisition” means the acquisition by the Company, or a direct or indirect wholly-owned Subsidiary of the Company of all of the capital stock of the Target by way of a tender offer by LG Acquisition Corp. (an indirect wholly-owned Subsidiary of the Company) (including any amendments, modifications, supplements, extensions or subsequent offering periods in respect thereof, in each case to the extent not prohibited under this Agreement), the exercise (if any) of the top-up option pursuant to the Acquisition Agreement, and the subsequent merger of LG Acquisition Corp. with and into the Target, with the Target as the surviving corporation thereof, pursuant to the Acquisition Agreement.

“Acquisition Agreement” means the agreement and plan of merger between the Company, LG Acquisition Corp. and the Target in relation to the Acquisition dated 10 July 2011.

“Acquisition Costs” means all costs, fees and expenses (and Taxes thereon) and all stamp, documentary, registration or similar Taxes incurred by or on behalf of the Group in connection with the Acquisition including, without limitation, the preparation, negotiation and entry into the necessary Finance Documents and all other documents relating to the Acquisition.

“Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 25 (Changes to the Obligors).

“Additional Cost Rate” has the meaning given to it in Schedule 5 (Mandatory Cost Formulae).

“Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

“Agent’s Spot Rate of Exchange” means the Agent’s spot rate of exchange for the purchase of the relevant currency with the Relevant Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

“Anti-Terrorism Laws” has the meaning given to it in Clause 19.18 (Anti-Terrorism Laws).

“Approved Jurisdiction” means Switzerland and the Netherlands.

“Arch Private Placement” means the US$250,000,000 4% Series 2010-A Senior Notes due 31 December 2017 and the US$75,000,000 6.70% Series A Senior Notes due 28 August 2016.

“Asian Facilities” means credit facilities made available to the Subsidiaries of the Company incorporated in Asia provided that the principal amount of such facilities does not exceed US$250,000,000 in aggregate at any time.

“Assignment Agreement” means an agreement substantially in the form set out in Schedule 7 (Form of Assignment Agreement) or any other form agreed between the relevant assignor and assignee.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Availability Period” means:

(a)

in relation to Facility A1, the period from and including the date of this Agreement to and including the Termination Date applicable to Facility A1 (as may be extended pursuant to the Facility A1 Termination Date Extension Option);

(b)

in relation to Facility A2, the period from and including the date of this Agreement to and including the Facility A2 Original Availability Period End Date (as may be extended pursuant to the exercise of any Facility A2 Availability Extension Option);

(c)

in relation to Facility B, the period from and including the date of this Agreement to and including the Facility B Original Availability Period End Date (as may be extended pursuant to, the exercise of any Facility B Availability Extension Option); and

(d)

in relation to Facility C, the period from and including the date of this Agreement to and including the date which is one Month prior to the Termination Date applicable to Facility C (as may be extended pursuant to the exercise of any Facility C Termination Date Extension Option).

“Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus:

(a) the Base Currency Amount of its participation in any outstanding Loans under that Facility; and

(b) in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Loans that are due to be made under that Facility on or before the proposed Utilisation Date,

other than, in relation to any proposed Utilisation under Facility C only, that Lender’s participation in any Facility C Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

“Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

“Base Currency Amount” means, in relation to a Loan, the amount specified in the Utilisation Request for that Loan (or, if the amount requested is not denominated in the Relevant Base Currency, that amount converted into the Relevant Base Currency at the Agent’s Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request) adjusted to reflect any repayment, prepayment, consolidation or division of the Loan.

“Borrower” means an Original Borrower or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 25 (Changes to the Obligors).

“Borrower Transfer Certificate” means a certificate substantially in the form set out in Schedule 8 (Form of Borrower Transfer Certificate) or any other form agreed between the Agent and the Company.

“Break Costs” means the amount (if any) by which:

(a)

the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b) the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the

Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Zurich and New York and:

(a) (in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(b) (in relation to any date for payment or purchase of euro) any TARGET Day.

“Cash” has the meaning given to it in Clause 21 (Financial Covenants).

“Cash Equivalent Investments” has the meaning given to it in Clause 21 (Financial Covenants).

“Certain Funds Default” means an Event of Default arising:

(a)	in relation to any Obligor, under or in connection with Clause 23.1 (Non-payment);

(b)	in relation to any Obligor, under or in connection with Clause 23.3 (Other obligations) as it relates to:

	(i)	to the extent that such Event of Default would be materially prejudicial to the interests of the Finance Parties, Clause 22.1 (Authorisations);

	(ii)	Clause 22.2 (Compliance with laws);

	(iii)	Clause 22.3 (Negative pledge);

	(iv)	Clause 22.4 (Disposals);

	(v)	Clause 22.5 (Merger);

	(vi)	Clause 22.6 (Change of Business);

	(vii)	Clause 22.8 (Acquisitions);

	(viii)	Clause 22.9 (Guarantees);

	(ix)	Clause 22.10 (Financial Indebtedness); or

	(x)	Clause 22.14 (The Acquisition);

(c)	in relation to any Obligor or, to the extent applicable under the terms of the relevant provision, any Material Company, under or in connection with Clause 23.4 (Misrepresentation) as it relates to:

	(i)	Clause 19.1 (Status);

	(ii)	Clause 19.2 (Binding obligations);

	(iii)	Clause 19.3 (Non-conflict with other obligations);

	(iv)	Clause 19.4 (Power and authority);

	(v)	Clause 19.5 (Validity and admissibility in evidence); or

	(vi)	Clause 19.12 (Pari passu ranking);

(d)	in relation to any Obligor, under or in connection with Clause 23.6 (Insolvency) or Clause 23.7 (Insolvency proceedings);

(e)	in relation to any Obligor, under or in connection with Clause 23.10 (Unlawfulness) or Clause 23.11 (Repudiation); or

(f)	in relation to any Obligor, under or in connection with Clause 23.14 (US insolvency proceedings).

“Certain Funds Period” means the period from the date of this Agreement until the earlier of:

(a)	the later to occur of the last day of the Availability Period applicable to Facility A1, Facility A2 and Facility B;

(b)	the first day on which Facility A1, Facility A2 and Facility B have each been utilised in full or, if applicable, cancelled in full; and

(c)	the date on which the Acquisition has completed and been fully funded and all mandatory refinancing triggered as a result thereof has been so refinanced in full.

“Clean-up Default” has the meaning given to it in paragraph (a) of Clause 23.16 (Clean-up Period).

“Commitment” means a Facility A1 Commitment, a Facility A2 Commitment, a Facility B Commitment or a Facility C Commitment.

“Compliance Certificate” means a certificate substantially in the form set out in Schedule 11 (Form of Compliance Certificate).

“Confidential Information” means all information relating to the Company, any Obligor, the Group, the Finance Documents or the Facilities of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facilities from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 36 (Confidentiality); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)

is known by that Finance Party before the date the information is disclosed to it in accordance with paragraph (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA or in any other form agreed between the Company and the Agent.

“Consolidated EBITDA” has the meaning given to it in Clause 21 (Financial Covenants).

“Controlled Group” means an entity, whether or not incorporated, which is under common control with an Obligor within the meaning of Section 4001 of ERISA or is part of a group that includes an Obligor and that is treated as a single employer under Section 414 of the Internal Revenue Code. When any provision of this Agreement relates to a past event, the term “member of the Controlled Group” includes any person that was a member of the Controlled Group at the time of that past event.

“Default” means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender:

(a)

which has failed to make its participation in a Loan available or has notified the Agent or the Company or has indicated publicly that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with Clause 5.4 (Lenders’ participation);

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)	its failure to pay is caused by:

	(A)	administrative or technical error; or

	(B)	a Disruption Event; and,

payment is made within five Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Disruption Event” means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i) from performing its payment obligations under the Finance Documents; or

(ii) from communicating with other Parties in accordance with the terms of the Finance Documents,

(and which (in either such case)) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Employee Plan” means at any time, an “employee pension benefit plan” as defined in Section 3(2) of ERISA subject to the provisions of Title IV of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA (other than a Multiemployer Plan), then or at any time during the previous five years maintained for, or contributed to (or to which there is or was an obligation to contribute) on behalf of, employees of any Obligor or ERISA Affiliate.

“Environmental Law” means any applicable law in any jurisdiction in which any member of the Group conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

“ERISA” means the US Employee Retirement Income Security Act of 1974 (or any successor legislation thereto) and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) that is a member of a Controlled Group of any Obligor.

“ERISA Event” means any of the following events:

(a)

any reportable event, as defined in Section 4043(c) of ERISA and the regulations promulgated under it, with respect to an Employee Plan as to which the PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty days of the occurrence of that event. However, the existence with respect to any Employee Plan of an “accumulated funding deficiency” (as defined in Section 302 of ERISA), or a failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code or Section 302 of ERISA, shall be a reportable event for the purposes of this paragraph (a) regardless of the issuance of any waiver;

(b)	the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Employee Plan;

(c)	the institution of proceedings under Section 4042 of ERISA by the PBGC for the termination of, or the appointment of a trustee to administer, any Employee Plan;

(d)	the failure to make a required contribution to any Employee Plan that would result in the imposition of an encumbrance under the Internal Revenue Code or ERISA;

(e)	a determination that any Employee Plan is in at-risk status (within the meaning of Title IV of ERISA);

(f)	the receipt by any Obligor or ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Obligor or ERISA Affiliate of any notice that a

Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 305 of ERISA); or

(g) any Obligor or ERISA Affiliate incurring liability to or on account of a Multiemployer Plan as a result of a violation of Section 515 of ERISA or under Section 4201 or 4204 or 4212(c) of ERISA.

“EURIBOR” means, in relation to any Interest Period for any Loan in euro:

(a) the applicable Screen Rate; or

(b)

(if no Screen Rate is available for the relevant Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period comparable to the relevant Interest Period of the relevant Loan.

“Event of Default” means any event or circumstance specified as such in Clause 23 (Events of Default).

“Existing Facility” means the CHF500,000,000 multicurrency revolving credit facility provided under the facility agreement dated 14 December 2006 (as amended from time to time) between, amongst others, Credit Suisse as agent, Citigroup Global Markets Limited and Credit Suisse as arrangers and the Company.

“Facilities” means Facility A1, Facility A2, Facility B and Facility C, and each a “Facility”.

“Facility A1” means the term loan facility made available under this Agreement as described in paragraph (a) of Clause 2.1 (The Facilities).

“Facility A1 Commitment” means:

(a)

in relation to an Original Lender, the amount in the Relevant Base Currency set opposite its name under the heading “Facility A1 Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility A1 Commitment transferred to it under this Agreement; and

(b) in relation to any other Lender, the amount in the Relevant Base Currency of any Facility A1 Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility A1 Extended Commitments” has the meaning given to it in Clause 7.3 (Facility A1 Termination Date Extension Option).

“Facility A1 Extension Fee” means the fee payable in respect of the exercising of the Facility A1 Termination Date Extension Option, as set out in Clause 12.5 (Facility A1 Extension Fee).

“Facility A1 Lender” means:

(a) any Original Facility A1 Lender; and

(b) any bank, financial institution, trust, fund or other entity which has become a Facility A1 Lender in accordance with Clause 2.2 (Increase) or Clause 24 (Changes to the Lenders),

which in each case has not ceased to be a Facility A1 Lender in accordance with the terms of this Agreement.

“Facility A1 Loan” means a loan made or to be made under Facility A1 or the principal amount outstanding for the time being of that loan.

“Facility A1 Repayment Date” means the Termination Date applicable to Facility A1.

“Facility A1 Termination Date Extension Option” means the extension option set out in Clause 7.3 (Facility A1 Termination Date Extension Option).

“Facility A2” means the term loan facility made available under this Agreement as described in paragraph (b) of Clause 2.1 (The Facilities).

“Facility A2 Availability Extension Options” means each of the extension options set out in Clause 7.4 (Facility A2 Availability Extension Options).

“Facility A2 Commitment” means:

(a)

in relation to an Original Lender, the amount in the Relevant Base Currency set opposite its name under the heading “Facility A2 Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility A2 Commitment transferred to it under this Agreement; and

(b) in relation to any other Lender, the amount in the Relevant Base Currency of any Facility A2 Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility A2 Extended Commitments” has the meaning given to it in Clause 7.4 (Facility A2 Termination Date Extension Option).

“Facility A2 Extension Fee” means the fee payable in respect of the exercising of the Facility A2 Termination Date Extension Option, as set out in Clause 12.6 (Facility A2 Extension Fee).

“Facility A2 Lender” means:

(a) any Original Facility A2 Lender; and

(b) any bank, financial institution, trust, fund or other entity which has become a Facility A2 Lender in accordance with Clause 2.2 (Increase) or Clause 24 (Changes to the Lenders),

which in each case has not ceased to be a Facility A2 Lender in accordance with the terms of this Agreement.

“Facility A2 Loan” means a loan made or to be made under Facility A2 or the principal amount outstanding for the time being of that loan.

“Facility A2 Original Availability Period End Date” means the date which is six months after the date of this Agreement.

“Facility A2 Repayment Date” means the Termination Date applicable to Facility A2.

“Facility A2 Termination Date Extension Option” means the extension option set out in Clause 7.4 (Facility A2 Termination Date Extension Option).

“Facility B” means the term loan facility made available under this Agreement as described in paragraph (c) of Clause 2.1 (The Facilities).

“Facility B Availability Extension Options” means each of the extension options set out in Clause 7.6 (Facility B Availability Extension Options).

“Facility B Commitment” means:

(a)

in relation to an Original Lender, the amount in the Relevant Base Currency set opposite its name under the heading “Facility B Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility B Commitment transferred to it under this Agreement; and

(b) in relation to any other Lender, the amount in the Relevant Base Currency of any Facility B Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility B Lender” means:

(a) any Original Facility B Lender; and

(b) any bank, financial institution, trust, fund or other entity which has become a Facility B Lender in accordance with Clause 2.2 (Increase) or Clause 24 (Changes to the Lenders),

which in each case has not ceased to be a Facility B Lender in accordance with the terms of this Agreement.

“Facility B Loan” means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

“Facility B Original Availability Period End Date” means the date which is six months after the date of this Agreement.

“Facility B Repayment Date” means the Termination Date applicable to Facility B.

“Facility C” means the revolving loan facility made available under this Agreement as described in paragraph (d) of Clause 2.1 (The Facilities).

“Facility C Commitment” means:

(a)

in relation to an Original Lender, the amount in the Relevant Base Currency set opposite its name under the heading “Facility C Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility C Commitment transferred to it under this Agreement; and

(b) in relation to any other Lender, the amount in the Relevant Base Currency of any Facility C Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

“Facility C Lender” means:

(a) any Original Facility C Lender; and

(b) any bank, financial institution, trust, fund or other entity which has become a Facility C Lender in accordance with Clause 2.2 (Increase) or Clause 24 (Changes to the Lenders),

which in each case has not ceased to be a Facility C Lender in accordance with the terms of this Agreement.

“Facility C Loan” means a loan made or to be made under Facility C or the principal amount outstanding for the time being of that loan.

“Facility C Termination Date Extension Options” means each of the extension options set out in Clause 7.7 (Facility C Termination Date Extension Options).

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement which, for such time as the Target remains a US publicly-listed company, shall be located outside of the United States.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States.

“Fee Letter” means any letter or letters dated on or about the date of this Agreement or on or about the date of the Mandate Letter between the Arrangers and the Company (or the Agent and the Company) setting out any of the fees referred to in Clause 12 (Fees).

“Finance Document” means this Agreement, any Fee Letter, any Accession Letter, any Resignation Letter and any other document designated as such by the Agent and the Company in writing.

“Finance Party” means the Agent, the Arrangers or a Lender.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a) moneys borrowed;

(b) any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c) any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d) the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease;

(e) receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)

any amount raised under any other transaction (including any forward sale or purchase agreement) of a type not referred to in any other paragraph of this definition but which is classified as a borrowing under the applicable Accounting Principles;

(g)

any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);

(h)

any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution in respect of an underlying liability of an entity which is not a member of the Group and which liability would fall within one of the other paragraphs of this definition if it were a liability of a member of the Group;

(i)

any amount raised by the issue of redeemable shares if redeemable on or before the Termination Date in respect of any of the Facilities and classified as borrowing under the applicable Accounting Principles;

(j)	any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into this agreement is to raise finance; and

(k)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (j) above.

“Group” means the Company and its Subsidiaries for the time being.

“Group Financial Year” has the meaning given to it in Clause 21 (Financial Covenants).

“Guarantor” means the Original Guarantor.

“Guidelines” means, together, guideline S-02.123 in relation to interbank loans of 22 September 1986 (Merkblatt “Verrechnungssteuer auf Zinsen von Bankguthaben, deren Gläubiger Banken sind (Interbankguthaben)” vom 22. September 1986), guideline S-02.122.1 in relation to bonds of April 1999 (Merkblatt “Obligationen” vom April 1999), guideline S-02.130.1 in relation to money market instruments and book claims of April 1999 (Merkblatt vom April 1999 betreffend Geldmarktpapiere und Buchforderungen inländischer Schuldner), guideline S-02.128 in relation to syndicated credit facilities of January 2000 (Merkblatt “Steuerliche Behandlung von Konsortialdarlehen, Schuldscheindarlehen, Wechseln und Unterbeteiligungen” vom Januar 2000), circular letter No. 34 of 26 July 2011 (1-034-V-2011) in relation to deposits (Kreisschreiben Nr. 34 “Kundenguthaben” vom 26. Juli 2011) and the circular letter No. 15 of 7 February 2007 (1-015-DVS-2007) in relation to bonds and derivative financial instruments as subject matter of taxation of Swiss federal income tax, Swiss Withholding Tax and Swiss Stamp Taxes (Kreisschreiben Nr. 15 “Obligationen und derivative Finanzinstrumente als Gegenstand der direkten Bundessteuer, der Verrechnungssteuer und der Stempelabgaben” vom 7. Februar 2007), in each case as issued, amended or replaced from time to time, by the Swiss Federal Tax Administration or as substituted or superseded and overruled by any law, statute, ordinance, court decision, regulation or the like as in force from time to time.

“Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

“IFRS” means International Financial Reporting Standards issued and/or adopted by the International Accounting Standards Board.

“Impaired Agent” means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of paragraph (a) above:

	(i)	its failure to pay is caused by:

		(A)	administrative or technical error; or

		(B)	a Disruption Event; and

payment is made within five Business Days of its due date; or

	(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Increase Confirmation” means a confirmation substantially in the form set out in Schedule 13 (Form of Increase Confirmation).

“Increase Lender” has the meaning given to that term in Clause 2.2 (Increase).

“Information Memorandum” means the document dated 15 July 2011 which was prepared in relation to this transaction and distributed by the Arrangers to selected financial institutions prior to the date of this Agreement.

“Initial Facility C Utilisation Date” means the first date on which a Utilisation is made under Facility C.

“Initial Term Loan Utilisation Date” means the first date on which a Utilisation is made under Facility A1, Facility A2 or Facility B.

“Initial Utilisation Date” means the first date on which a Utilisation is made under any Facility.

“Insolvency Event” in relation to a Finance Party means that the Finance Party:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)

institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)

has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii) is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(g)

seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(h)

has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(i)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (h) above; or

(j)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Intellectual Property” means:

(a)

any patents, trade marks, service marks, designs, business names, copyrights, design rights, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests, whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of each member of the Group.

“Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).

“Internal Revenue Code” means the United States Internal Revenue Code of 1986.

“IRS” means the United States Internal Revenue Service.

“ITA” means the Income Tax Act 2007 of the United Kingdom.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, undertaking, joint venture, association, partnership or any other entity.

“Legal Limitations” means any general principles of law limiting the obligations of any Obligor as specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation).

“Lender” means a Facility A1 Lender, a Facility A2 Lender, a Facility B Lender or a Facility C Lender.

“Lender Status” means the status of a Lender as either a Qualifying Institution or a non Qualifying Institution.

“Leverage” has the meaning given to it in Clause 21 (Financial Covenants).

“LIBOR” means, in relation to any Interest Period for any Loan:

(a) the applicable Screen Rate; or

(b)

(if no Screen Rate is available for the currency or relevant Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the relevant Interest Period for that Loan.

“LMA” means the Loan Market Association.

“Loan” means a Facility A1 Loan, a Facility A2 Loan, a Facility B Loan or a Facility C Loan.

“Majority Lenders” means:

(a)

if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 66⅔ per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66⅔ per cent. of the Total Commitments immediately prior to the reduction); or

(b) at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66⅔ per cent. of all the Loans then outstanding.

“Mandate Letter” means:

(a) the mandate letter between, among others, the Arrangers and the Company dated 10 July 2011; and

(b) the ancillary letter between, among others, the Arrangers and the Company dated 11 July 2011.

“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 5 (Mandatory Cost Formulae).

“Mandatory Prepayment Account” means an interest-bearing account:

(a)	held by a Borrower with the Agent, or an Affiliate of the Agent;

(b)	identified in a letter between the Company and the Agent as a Mandatory Prepayment Account; and

(c)	from which no withdrawals may be made by any member of the Group except as contemplated by this Agreement,

(as the same may be redesignated, substituted or replaced from time to time with the written consent of the Agent).

“Margin” means the rate from time to time determined in accordance with paragraphs (a) to (e) below:

(a)	subject to the other paragraphs of this definition:

(i)

for the period from the date of this Agreement until the date of receipt of the first Compliance Certificate (and the financial statements with which it is required by this Agreement to be delivered) by the Agent, the Margin applicable to each Utilisation under a Facility shall be:

	(A)	in relation to Facility A1, 1.00 per cent. per annum;

	(B)	in relation to Facility A2, 1.25 per cent. per annum;

	(C)	in relation to Facility B, 1.65 per cent. per annum; and

	(D)	in relation to Facility C, 1.25 per cent. per annum;

(ii)

thereafter, the Margin applicable to each Utilisation under a Facility shall be adjusted by reference to the Leverage as shown in the then most recent Compliance Certificate (and the financial statements with which it is required by this Agreement to be delivered) received by the Agent, to equal the rate per annum specified opposite the relevant Leverage range set out in the following table:

	Margin per cent. per annum

Leverage	Facility A1	Facility A2	Facility B	Facility C

Greater than or equal to 3.5:1	1.50	1.75	2.15	1.75
Less than 3.5:1 but greater than or equal to 3.0:1	1.25	1.50	1.90	1.50
Less than 3.0:1 but greater than or equal to 2.5:1	1.00	1.25	1.65	1.25
Less than 2.5:1 but greater than or equal to 2.0:1	0.75	1.00	1.40	1.00

Less than 2.0:1 but greater than or equal to 1.5:1	0.50	0.75	1.15	0.75
Less than 1.5:1	0.25	0.50	0.90	0.50

(b)

any change in the Margin under paragraph (a)(ii) above shall take effect immediately after receipt by the Agent of the Compliance Certificate (and the financial statements with which it is required by this Agreement to be delivered) for the applicable Relevant Period pursuant to Clause 20.2 (Compliance Certificate);

(c)

no reduction in Margin shall occur while an Event of Default is continuing, provided that any reduction that would otherwise occur under this definition shall thereafter take place if and when such Event of Default is waived;

(d)

while an Event of Default is continuing, the Margin for each Utilisation under a Facility shall be the highest percentage rate per annum set out in the table at paragraph (a)(ii) above for that Facility; and

(e)	each percentage rate per annum set out in paragraph (a) above shall:

	(i)	in relation to Facility A1, be increased by 0.25 per cent. per annum from and including the Facility A1 Original Termination Date;

(ii)

in relation to Facility A2, be increased by 0.25 per cent. per annum from and including: (A) the date falling six months from the date of the first Utilisation under Facility A2; and (B) the day after the last day of each subsequent 3 month period ending thereafter;

(iii)

in relation to Facility B, be reduced by 0.125 per cent. per annum from and including the first date on which Facility A1 and Facility A2 have each been irrevocably repaid or prepaid and cancelled in full; and

	(iv)	in relation to Facility C:

		(A)	be reduced by 0.125 per cent. per annum from and including the first date on which Facility A1 and Facility A2 have each been irrevocably repaid or prepaid and cancelled in full; and

(B)

provided that the date referred to in paragraph (A) above has occurred, be reduced by a further 0.125 per cent. per annum from the first date on which Facility B has been irrevocably repaid and cancelled in full, provided that, at any time, the Margin in relation to any Facility C Loan shall not be reduced below 0.50 per cent. per annum.

“Material Adverse Effect” means a material adverse effect on the ability of the Obligors to perform their payment obligations under the Finance Documents.

“Material Company” means, at any time, a Subsidiary of the Company whose profits, gross revenues or gross assets, represent 5 per cent. or more of the Consolidated EBITDA, gross revenues or gross assets of the Group, each calculated on a consolidated basis.

Compliance with the conditions set out in the preceding paragraph shall be determined by reference to the most recent Compliance Certificate supplied by the Company and/or the latest audited financial statements of that Subsidiary (consolidated in the case of a Subsidiary which itself has Subsidiaries) and the latest audited consolidated financial statements of the Group.

However, if a Subsidiary has been acquired since the date as at which the latest audited consolidated financial statements of the Group were prepared, the financial statements shall be deemed to be adjusted in order to take into account the acquisition of that Subsidiary (that adjustment being certified by the Group’s auditors as representing an accurate reflection of the revised Consolidated EBITDA, gross revenues or gross assets of the Group).

A written report by the auditors of the Company that a Subsidiary is or is not a Material Company shall, in the absence of manifest error, be conclusive and binding on all Parties.

“Minimum Condition” has the meaning given to it in the Acquisition Agreement.

“Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)

(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

“Multiemployer Plan” means, at any time, a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) then or at any time during the previous five years maintained for, or contributed to (or to which there is or was an obligation to contribute) on behalf of, employees of any Obligor or ERISA Affiliate.

“Net Fundraising Proceeds” means an amount equal to any cash or cash equivalent proceeds received by any member of the Group:

(a)

from any bank or other debt facility, or any issue, sale or public offering of any debt security, any convertible instrument or hybrid instrument issued by any member of the Group to any person who is not a member of the Group; and

(b)	in connection with the issue by it of any ordinary or preference shares or other equity or equity-linked instrument issued to any person outside the Group (including when received, any deferred consideration, whether by way of adjustment to the subscription price or otherwise),

in each case, after deducting:

(i)	fees and transaction costs properly incurred in connection with that fundraising; and

(ii)	Taxes paid or reasonably estimated by the Company to be payable (as certified by the Company to the Agent) as a result of that fundraising,

and excluding any cash or cash equivalent proceeds received:

(a)	by way of a Loan under this Agreement;

(b)

by any member of the Group from any bilateral or syndicated bank facility to the extent used for the purposes of funding (i) any portion of the consideration payable for the Acquisition pursuant to the Acquisition Agreement; (ii) the payment of fees, costs and expenses (including related Taxes) incurred by the Group in connection with the Acquisition; and (iii) refinancing existing indebtedness of the Target Group and paying any fees, costs and expenses (including any waiver fees) in relation thereto (provided that such refinancing is for a principal amount no greater than the principal amount of such existing Financial Indebtedness as at the date of this Agreement), where such amounts are, in aggregate, in excess of the aggregate amount of the Total Facility A1 Commitments, Total Facility A2 Commitments and Total Facility B Commitments;

(c)	by any member of the Group from any bilateral or syndicated bank facility used for working capital purposes up to an aggregate amount of CHF150,000,000 in each Group Financial Year;

(d)

by the Target from the US$375,000,000 revolving credit facility between, among others, the Target and Bank of America N.A. as Administration Agent dated 13 May 2011 in the form as at the date of this Agreement (if the commitments under such facility are not cancelled following completion of the Acquisition); or

(e)

by any member of the Group to the extent used to refinance any Financial Indebtedness existing as at the date of this Agreement, provided that such refinancing is for a principal amount no greater than, and has a maturity date no earlier than, the applicable principal amount and date under the terms of such existing Financial Indebtedness in place at the date of this Agreement.

“Net Sale Proceeds” means an amount equal to any cash or cash equivalent proceeds (including, when received, the cash or cash equivalent proceeds of any deferred consideration, whether by way of adjustment to the purchase price or otherwise, and any amount received in repayment of any intercompany debt) received by any member of the Group in connection with the sale, transfer or other disposal by any member of the Group of an asset, other than a sale, transfer or other disposal of an asset falling within paragraphs (b)(ii) to (b)(xiii) of Clause 22.4 (Disposals), after deducting:

(a)	fees and transaction costs properly incurred in connection with that sale, transfer or disposal; and

(b)	Taxes paid or reasonably estimated by the Company to be payable (as certified by the Company to the Agent) as a result of that sale, transfer or disposal.

“New Lender” has the meaning given to that term in Clause 24.1 (Assignments and transfers by the Lenders).

“Non-Consenting Lender” has the meaning given to that term in Clause 35.3 (Replacement of Lender).

“Obligor” means a Borrower or the Guarantor.

“One Hundred Non-Bank Rule” means the rule that the aggregate number of creditors (including the Lenders), other than Qualifying Institutions, of a Swiss Borrower under all its outstanding debts, facilities and/or private placements (including debt arising under this Agreement and intra-group loans (if and to the extent intra-group loans are not exempt in accordance with the ordinance of the Swiss Federal Council of 18 June 2010 amending the Swiss Federal Ordinance on withholding tax and the Swiss Federal Ordinance on stamp duties with effect as of 1 August 2010) but not including loan relationships under a Facility that already qualifies for Swiss Withholding Tax purposes as a debenture as per the Ten Non-Bank Rule or the Twenty Non-Bank Rule), must not at any time exceed one hundred (100), all in accordance with the meaning of the Guidelines or legislation or explanatory notes addressing the same issues which are in force at such time, it being understood that for the purposes hereof the maximum number of seven (7) Permitted Non-Qualifying Lenders under this Agreement shall be taken into account (whether or not seven (7) Permitted Non-Qualifying Lenders do effectively participate at any given time).

“Optional Currency” means, in respect of a Loan utilised under a Facility, a currency (other than the Relevant Base Currency) which complies with the conditions set out in Clause 4.3 (Conditions relating to Optional Currencies).

“Original Facility A1 Lender” means a Lender listed in Part II of Schedule 1 (The Original Parties) as having a Facility A1 Commitment.

“Original Facility A2 Lender” means a Lender listed in Part II of Schedule 1 (The Original Parties) as having a Facility A2 Commitment.

“Original Facility B Lender” means a Lender listed in Part II of Schedule 1 (The Original Parties) as having a Facility B Commitment.

“Original Facility C Lender” means a Lender listed in Part II of Schedule 1 (The Original Parties) as having a Facility C Commitment.

“Original Financial Statements” means:

(a)	in relation to the Company, the audited consolidated financial statements of the Group for the Group Financial Year ended 31 December 2010; and

(b)	in relation to each Original Obligor other than the Company, its audited financial statements for the Group Financial Year ended 31 December 2010.

“Original Obligor” means an Original Borrower or the Original Guarantor.

“Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Party” means a party to this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation of the United States established pursuant to Section 4002 of ERISA (or any entity succeeding to all or any of its functions under ERISA).

“Permitted Financial Indebtedness” means, in respect of any Subsidiary of the Company, any Financial Indebtedness:

(a)	to the extent used to irrevocably prepay and cancel the Facilities in accordance with Clause 8.4 (Mandatory Prepayment – Net Fundraising Proceeds);

(b)	arising under or pursuant to the Finance Documents;

(c)

arising under a foreign exchange transaction for spot or forward delivery entered into in connection with protection against fluctuation in currency rates where that foreign exchange exposure arises in the ordinary course of trade or in respect of Utilisations made in Optional Currencies, but not a foreign exchange transaction for investment or speculative purposes;

(d)	arising under a Permitted Guarantee;

(e)	in respect of which a Permitted Guarantee (other than a Permitted Guarantee permitted under paragraph (k) of the definition thereof) has been given by the Company;

(f)

of any person acquired by a member of the Group after the date on which the Acquisition is completed and which is incurred under arrangements in existence at the date of the applicable acquisition, but not incurred or increased or having its maturity date extended in contemplation of, or since, that acquisition, and outstanding only for a period of three months following the date of acquisition;

(g)	arising under the Asian Facilities;

(h)

under finance or capital leases of vehicles, plant, equipment or computers, provided that the aggregate capital value of all such items so leased under outstanding leases by members of the Group does not exceed US$50,000,000 (or its equivalent in other currencies) at any time;

(i)	incurred pursuant to a Permitted Receivables Securitisation;

(j)

of any member of the Target Group that is outstanding as at the date of this Agreement or is borrowed after the date of this Agreement under a debt facility in existence as at the date of this Agreement (and any refinancing of such Financial Indebtedness provided that such refinancing is for no greater amount than the aggregate of (A) such Financial Indebtedness and, (B) the undrawn commitments in respect of such Financial Indebtedness);

(k)	owing to another member of the Group; and

(l)

not covered under paragraphs (a) to (k) above provided that the aggregate amount of such Financial Indebtedness does not at any time exceed CHF300,000,000 (or its equivalent in another currency or currencies).

“Permitted Guarantee” means the guarantees, indemnities or other assurances against financial loss (together, the “Credit Support”):

(a)	given by any member of the Group by means of the endorsement of negotiable instruments in the ordinary course of trade;

(b)	given by any member of the Group under any performance or similar bond guaranteeing performance by a member of the Group under any contract entered into in the ordinary course of trade;

(c)	given by any member of the Group in favour of a Permitted Joint Venture;

(d)	given by any member of the Group that is Permitted Financial Indebtedness;

(e)	given by any member of the Group in respect of the netting or set-off arrangements permitted by paragraph (c)(i) or (c)(iii) of Clause 22.3 (Negative pledge);

(f)

given by any member of the Group by means of an indemnity given in the ordinary course of the documentation of an acquisition or disposal transaction which is a disposal permitted by Clause 22.4 (Disposals) or an acquisition permitted by Clause 22.8 (Acquisitions) which indemnity is in a customary form and subject to customary limitations;

(g)

given by a member of the Target Group that are in existence as at the date of this Agreement (and any re-granting or refinancing thereof for no greater amount than the maximum aggregate amount supported or otherwise covered by such Credit Support as at the date of this Agreement);

(h)	given by the Company in respect of the Asian Facilities;

(i)	given by the Company in support of any debt raised in the capital markets (other than US revenue bonds) by a member of the Group which is a finance vehicle;

(j)

given by the Company in support of US revenue bonds issued by US municipalities, provided that the maximum aggregate amount of such US revenue bonds thereby supported does not exceed US$150,000,000 at any time; and

(k)	not covered under paragraphs (a) to (j) above provided that the maximum aggregate amount supported or otherwise covered by such Credit Support shall not exceed US$500,000,000 at any time.

“Permitted Joint Venture” means a Joint Venture where:

(a)

no Event of Default is continuing on the date of the acquisition of, or investment in, or transfer or loan to, or guarantee or Security for the obligations of, or the incurring of any other liability to, the Joint Venture or would occur as a result of the acquisition of or investment in, or transfer or loan to, or guarantee or Security for the obligations of, or the incurring of any other liability to, the Joint Venture;

(b)	the Joint Venture carries on, or is, a business substantially the same as that carried on by the Group;

(c)

the amount that any member of the Group invests in or pays to acquire any share or interest in, or the value of the assets that any member of the Group transfers or lends to, or the actual or contingent liability of any member of the Group under any guarantee or Security for the obligations of, or any liability (whether actual or contingent and whether present or future) of any member of the Group in respect of, the Joint Venture (together, the “JV Investment”) does not in any Group Financial Year exceed in aggregate CHF250,000,000 (or its equivalent in another currency or currencies) (the “JV Limit”), provided that:

(i)

up to 50 per cent. of any amount of the JV Limit not applied by way of JV Investment in any Group Financial Year ending after the date of this Agreement may be so applied in the next Group Financial Year; and

(ii)

up to 50 per cent. of the amount of the JV Limit for a Group Financial Year (the “Relevant Group Financial Year”) may be applied by way of JV Investment in the immediately preceding Group Financial Year (provided that the JV Limit for the Relevant Group Financial Year shall be reduced accordingly), but provided further that the amount to be applied by way of JV Investment in any particular Group Financial Year may not be increased under both paragraphs (i) and (ii) above; and

(d)

the Joint Venture does not have any material contingent off-balance sheet, environmental, litigation, Tax or other liability save to the extent for which adequate reserves are being maintained in accordance with the Accounting Principles or in respect of which the Joint Venture has the benefit of an adequate indemnity from a third party which is not a member of the Group.

“Permitted Monetisation Disposal” means a transfer of income rights over or in relation to Permitted Monetisation Assets in consideration for an upfront payment of no more than CHF 35,000,000 in any Group Financial Year.

“Permitted Monetisation Assets” means that Intellectual Property and those rights over and in respect of related licensing agreements that have (as at the date of this Agreement) been secured in respect of the obligations of any member of the Group under any existing or future Permitted Monetisation Disposal and that have an aggregate value (as at the date of this Agreement and determined using generally accepted methods for valuing Intellectual Property) of no more than CHF110,000,000.

“Permitted Non-Qualifying Lender” means, at any time, any person or entity who is not a Qualifying Institution, and who would not, if that person became a Lender at that time, cause the number of Lenders who are not Qualifying Institutions to exceed seven (7).

“Permitted Receivables Securitisation” means

(a)	the accounts receivable securitization programme existing on the date of this Agreement pursuant to the Receivables Sale Agreement dated 6 October 2009, between Arch

Chemicals, Inc., Arch Treatment Technologies, Inc., Arch Wood Protection, Inc., Arch Personal Care Products, L.P. and Arch Chemicals Receivables Corp., the Amended and Restated Receivables Purchase Agreement dated 6 October 2009, as amended, by and among Arch Chemicals Receivables Corp., Arch Chemicals, Inc., as Servicer, Market Street Funding LLC and PNC Bank, National Association, as Administrator and LC Bank, and the other documents, instruments and agreements executed and/or delivered pursuant to the foregoing and existing on the date of this Agreement, up to a maximum amount no greater than the aggregate amount outstanding and available to be utilised thereunder as at the date of this Agreement; and;

(b)

any arm’s length non-recourse receivables financing entered into by any member of the Group after the date of this Agreement the total value of Financial Indebtedness under which does not, when aggregated with the total value of Financial Indebtedness under any other Permitted Receivables Securitisation permitted under paragraph (a) above and this paragraph (b), exceed CHF150,000,000 at any time.

“Qualifying Institution” any person acting on its own account which is licensed as a bank by the banking laws in force in its jurisdiction of incorporation and any branch of a legal entity, which is licensed as a bank by the banking laws in force in the jurisdiction where such branch is situated, and which, in each case, exercises as its main purpose a true banking activity, having bank personnel, premises, communication devices of its own and authority of decision making, all in accordance with the Guidelines.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is sterling) the first day of that period;

(b)	(if the currency is euro) two TARGET Days before the first day of that period; or

(c)	(for any other currency) two Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations for that currency and period would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Reference Banks” means, in relation to LIBOR, EURIBOR and Mandatory Cost, the principal London offices of Citibank, N.A., Credit Suisse AG, JPMorgan Chase Bank, N.A., HSBC Bank plc and UBS AG or such other banks as may be appointed by the Agent in consultation with the Company.

“Relevant Base Currency” means:

(a)	in relation to Facility A1, Facility A2 and Facility B, US dollars; and

(b)	in relation to Facility C, Swiss Francs.

“Relevant Interbank Market” means, in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market.

“Relevant Party” has the meaning given to it in Clause 15.4 (Transaction undertaking to pay).

“Relevant Period” has the meaning given to it in Clause 21 (Financial Covenants).

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Repeating Representations” means each of the representations set out in Clauses 19.1 (Status) to 19.5 (Validity and admissibility in evidence), Clause 19.13 (No proceedings pending or threatened), Clause 19.17 (Compliance with Twenty Non-Bank Rule and One Hundred Non-Bank Rule), Clause 19.18 (Anti-Terrorism Laws), Clause 19.19 (US Margin Regulations) and Clause 19.20 (ERISA Matters).

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Resignation Letter” means a letter substantially in the form set out in Schedule 10 (Form of Resignation Letter).

“Rollover Loan” means one or more Facility C Loans:

(a)	made or to be made on the same day that one or more maturing Facility C Loans is or are due to be repaid;

(b)

the aggregate amount of which is equal to or less than the amount of the maturing Facility C Loan(s) (unless it is more than the maturing Facility C Loan(s) solely because it arose as a result of the operation of Clause 6.2 (Unavailability of a currency));

(c)	in the same currency as the maturing Facility C Loan(s), unless it arose as a result of the operation of Clause 6.2 (Unavailability of a currency); and

(d)	made or to be made to the same Borrower for the purpose of refinancing the maturing Facility C Loan(s).

“Sanctioned Country” means a country or territory which is subject to general trade, economic or financial sanctions embargoes imposed, administered or enforced by (i) the United Nations Security Council or (ii) the European Union.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the United Nations Security Council or (ii) the European Union.

“Sanctions List” means any of the lists of specifically designated nationals or designated persons or entities (or equivalent) on the most current list published by (a) the United Nations Security Council or (b) the European Union, each as amended, supplemented or substituted from time to time.

“Screen Rate” means:

(a)	in relation to LIBOR, the British Bankers Association Interest Settlement Rate for the relevant currency and period; and

(b)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.

“Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Selection Notice” means a notice substantially in the form set out in Schedule 4 (Selection Notice) given in accordance with Clause 10.1 (Selection of Interest Periods) in relation to a Term Loan.

“Separate Loan” has the meaning given to that term in Clause 7.2 (Repayment of Facility C Loans).

“Specified Time” means a time determined in accordance with Schedule 12 (Timetables).

“Subsidiary” means, in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first mentioned company or corporation;

(c)	a majority of the voting rights in which, whether exercisable or not, are held by the first mentioned company or corporation; or

(d)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

“Swiss Borrower” means a Borrower incorporated in Switzerland and/or having its registered office in Switzerland and/or qualifying as a Swiss resident pursuant to Art. 9 of the Swiss Withholding Tax Act and/or Art. 4 of the Swiss Stamp Tax Act.

“Swiss Federal Tax Administration” means the Swiss federal tax administration referred to in Article 34 of the Swiss Withholding Tax Act.

“Swiss Guarantor” means a Guarantor incorporated in Switzerland or, if different, a Guarantor which is treated as resident in Switzerland for Swiss Withholding Tax purposes.

“Swiss Stamp Tax” means a tax imposed under the Swiss Stamp Tax Act.

“Swiss Stamp Tax Act” means the Swiss Federal Act on Stamp Taxes of 27 June 1973 (Bundesgesetz über die Stempelabgaben) together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time.

“Swiss Withholding Tax” means taxes imposed under the Swiss Withholding Tax Act.

“Swiss Withholding Tax Act” means the Swiss Federal Act on Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer), together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time.

“Swiss Withholding Tax Rules” means together the Twenty Non-Bank Rule and the One Hundred Non-Bank Rule.

“Target” means Arch Chemicals, Inc..

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means any day on which TARGET2 is open for the settlement of payments in euro.

“Target Group” means the Target and all its Subsidiaries.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

“Ten Non-Bank Rule” means the rule that the aggregate number of lenders to a Swiss Borrower under this Agreement that are not Qualifying Institutions must not at any time exceed ten (10), all in accordance with the meaning of the Guidelines or legislation or explanatory notes addressing the same issues that are in force at such time.

“Term Loan” means a Facility A1 Loan, a Facility A2 Loan or a Facility B Loan.

“Termination Date” means:

(a)

in relation to Facility A1, the date falling six months from the date of this Agreement (the “Facility A1 Original Termination Date”), subject to the exercise of the Facility A1 Termination Date Extension Option;

(b)

in relation to Facility A2, the earlier of (i) the date falling 364 days from the Initial Utilisation Date, and (ii) the date falling 364 days and 6 Months from the date of this Agreement (the “Facility A2 Original Termination Date”), subject to the exercise of the Facility A2 Termination Date Extension Option;

(c)	in relation to Facility B the earlier of (i) the date falling three years from the Initial Utilisation Date, and (ii) the date falling three years and 6 Months from the date of this Agreement; and

(d)

in relation to Facility C, the date falling five years from the date of this Agreement (the “Facility C Original Termination Date”), subject to the exercise of any Facility C Termination Date Extension Option.

“Total Commitments” means the aggregate of the Total Facility A1 Commitments, the Total Facility A2 Commitments, the Total Facility B Commitments and the Total Facility C Commitments.

“Total Facility A1 Commitments” means the aggregate of the Facility A1 Commitments, being US$450,000,000 at the date of this Agreement.

“Total Facility A2 Commitments” means the aggregate of the Facility A2 Commitments, being US$500,000,000 at the date of this Agreement.

“Total Facility B Commitments” means the aggregate of the Facility B Commitments, being US$600,000,000 at the date of this Agreement.

“Total Facility C Commitments” means the aggregate of the Facility C Commitments, being CHF700,000,000 at the date of this Agreement.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 6 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

“Transfer Date” means, in relation to an assignment or a transfer, the later of:

(a)	the proposed Transfer Date specified in the relevant Assignment Agreement, Transfer Certificate or Borrower Transfer Certificate; and

(b)	the date on which the Agent executes the relevant Assignment Agreement, Transfer Certificate or Borrower Transfer Certificate.

“Twenty Non-Bank Rule” means the rule that (without duplication) the aggregate number of creditors (including the Lenders), other than Qualifying Institutions, of a Swiss Borrower under all its outstanding debts relevant for classification as debenture (Kassenobligation) (including debt arising under this Agreement and intra-group loans (if and to the extent intra-group loans are not exempt in accordance with the ordinance of the Swiss Federal Council of 18 June 2010 amending the Swiss Federal Ordinance on withholding tax and the Swiss Federal Ordinance on stamp duties with effect as of 1 August 2010)), facilities and / or private placements must not at any time exceed twenty (20), all in accordance with the meaning of the Guidelines or legislation or explanatory notes addressing the same issues which are in force at such time, it being understood that for the purposes hereof the maximum number of seven (7) Permitted Non-Qualifying Lenders under this Agreement shall be taken into account (whether or not seven Permitted Non-Qualifying Lenders do effectively participate at any given time).

“Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

“US” and “United States” means the United States of America, its territories and possessions.

“USA Patriot Act” means the USA Patriot Act (Public Law 107-56 signed into law on 26 October 2001) of the United States.

“US Bankruptcy Law” means Title 11 of the United States Code and any similar US federal, state or local bankruptcy or insolvency law.

“US Zero Rated Lender” means a Lender which would qualify for a full exemption from withholding tax imposed on a payment of interest by the United States had the New Lender lent to a United States person directly.

“Utilisation” means a utilisation of a Facility.

“Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

“Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Requests).

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 of the United Kingdom and any other tax of a similar nature in force in all other relevant jurisdictions such as for Switzerland the Swiss Federal Law of 12 June 2009 on Value Added Tax and the related Ordinances.

1.2	Construction
	(a)	Unless a contrary indication appears any reference in this Agreement to:

		(i)	the “Agent”, an “Arranger”, any “Finance Party”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

		(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)

a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended, restated (however fundamentally and whether or not more onerously) or replaced and includes any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under that Finance Document or other agreement or instrument;

		(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)

a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(vi)

a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation;

		(vii)	a provision of law is a reference to that provision as amended or re-enacted; and

		(viii)	a time of day is a reference to London time.

	(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)

Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)

A Default (other than (except in the case of a Clean-up Default) an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default (other than a Clean-up Default) is “continuing” if it has not been waived.

1.3	Currency Symbols and Definitions

“CHF” means the lawful currency of Switzerland, “US$” and “US dollars” means the lawful currency of the United States, “sterling” and “GBP” means the lawful currency of the United Kingdom, and “euro” or “€” means the single currency of the Participating Member States.

1.4	Third party rights
A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

SECTION 2

THE FACILITIES

2.	THE FACILITIES

2.1	The Facilities
Subject to the terms of this Agreement, the Lenders make available to the Borrowers:

	(a)	a multicurrency term loan facility in an aggregate amount equal to the Total Facility A1 Commitments;

	(b)	a multicurrency term loan facility in an aggregate amount equal to the Total Facility A2 Commitments;

	(c)	a multicurrency term loan facility in an aggregate amount equal to the Total Facility B Commitments; and

	(d)	a multicurrency revolving loan facility in an aggregate amount equal to the Total Facility C Commitments.

2.2	Increase
(a)	The Company may by giving prior notice to the Agent by no later than the date falling 90 Business Days after the effective date of a cancellation of:

	(i)	the Available Commitments of a Defaulting Lender in accordance with paragraph (f) of Clause 8.11 (Right of replacement or repayment and cancellation in relation to a single Lender); or

	(ii)	the Commitments of a Lender in accordance with Clause 8.1 (Illegality) or paragraph (a) of Clause 8.11 (Right of replacement or repayment and cancellation in relation to a single Lender),

request that the Total Commitments be increased (and the Total Commitments shall be so increased) in an aggregate amount in the Relevant Base Currency of up to the amount of the Available Commitments or Commitments so cancelled as follows:

(i)

the increased Commitments will be assumed by one or more Lenders or other banks, financial institutions, trusts, funds or other entities (each an “Increase Lender”) selected by the Company (each of which shall not be a member of the Group) and each of which confirms in writing its willingness to assume and does assume all the obligations of a Lender corresponding to that part of the increased Commitments which it is to assume, as if it had been an Original Lender;

(ii)

each of the Obligors and any Increase Lender shall assume obligations towards one another and/or acquire rights against one another as the Obligors and the Increase Lender would have assumed and/or acquired had the Increase Lender been an Original Lender;

	(iii)	each Increase Lender shall become a Party as a “Lender” and any Increase Lender and each of the other Finance Parties shall assume obligations towards one another and acquire rights against one another as that Increase Lender and those Finance Parties would have assumed and/or acquired had the Increase Lender been an Original Lender;

	(iv)	the Commitments of the other Lenders shall continue in full force and effect; and

(v)

any increase in the Total Commitments shall take effect on the date specified by the Company in the notice referred to above or any later date on which the conditions set out in paragraph (b) below are satisfied.

(b)	An increase in the Total Commitments will only be effective on:

	(i)	the execution by the Agent of an Increase Confirmation from the relevant Increase Lender;

(ii)

in relation to an Increase Lender which is not a Lender immediately prior to the relevant increase, the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assumption of the increased Commitments by that Increase Lender, the completion of which the Agent shall promptly notify to the Company and the Increase Lender.

(c)

Each Increase Lender, by executing the Increase Confirmation, confirms (for the avoidance of doubt) that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the increase becomes effective.

(d)

Unless the Agent otherwise agrees, the Company shall, on the date upon which the increase takes effect, pay to the Agent (for its own account) a fee of CHF2,500 and the Company shall promptly on demand pay the Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with any increase in Commitments under this Clause 2.2.

(e)	Clause 24.4 (Limitation of responsibility of Existing Lenders) shall apply mutatis mutandis in this Clause 2.2 in relation to an Increase Lender as if references in that Clause to:

	(i)	an “Existing Lender” were references to all the Lenders immediately prior to the relevant increase;

	(ii)	the “New Lender” were references to that “Increase Lender”; and

	(iii)	a “re-transfer” and “re-assignment” were references to respectively a “transfer” and “assignment”.

2.3	Finance Parties’ rights and obligations
(a)

The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose
(a)

Each Borrower shall apply (whether directly or indirectly through intercompany advances and/or capital contributions to one or more Subsidiaries, including without limitation, the Target, which, in each case, shall apply) all amounts borrowed by it under each of Facility A1, Facility A2 and Facility B towards:

(i) the consideration payable for the Acquisition pursuant to the Acquisition Agreement;

(ii) the payment of fees, costs and expenses (including related Taxes) incurred by the Group in connection with the Acquisition; and

(iii) refinancing existing indebtedness of the Target Group and paying any fees, costs and expenses (including any waiver fees) in relation thereto.

(b)

Each Borrower shall apply all amounts borrowed by it under Facility C first towards prepaying and cancelling in full the Existing Facility and all amounts outstanding thereunder, and, thereafter, for the general corporate purposes of the Group.

3.2	Monitoring
No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

No Borrower may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent (acting reasonably), other than, in the case of a proposed Utilisation under Facility C only, the documents and other evidence listed in paragraphs 4(a), (b) and (c) in Part I of Schedule 2 (Conditions precedent). The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

Subject to Clause 4.5 (Term Loans during the Certain Funds Period), the Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(i) other than in the case of a Rollover Loan, no Default is continuing or would result from the proposed Loan;

(ii)

other than in the case of a Rollover Loan and other than on the date of the Utilisation Request for the first Loan made under each Facility, the Repeating Representations to be made by each Obligor are true in all respects;

(iii)

on the date of the Utilisation Request for the first Loan made under each Facility, the representations and warranties set out in Clause 19 (Representations) to be made by each Obligor are true in all respects; and

(iv) in the case of a Rollover Loan, no notice has been served by the Agent under Clause 23.15 (Acceleration).

4.3	Conditions relating to Optional Currencies
(a)	A currency will constitute an Optional Currency in relation to a Term Loan if it is Swiss Francs.

(b)	A currency will constitute an Optional Currency in relation to a Facility C Loan if:

(i)

it is readily available in the amount required and freely convertible into the Base Relevant Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Facility C Loan; and

(ii)

it is US Dollars, euro or has been approved by the Agent (acting on the instructions of all the Lenders) on or prior to receipt by the Agent of the relevant Utilisation Request for that Facility C Loan.

(c)

If by the Specified Time the Agent has received a written request from the Company for a currency to be approved under paragraph (b)(ii) above, the Agent will confirm to the Company by the Specified Time:

(i) whether or not the Facility C Lenders have granted their approval; and

(ii) if approval has been granted, the minimum amount (and, if required, integral multiples) for any subsequent Utilisation in that currency.

4.4	Maximum number of Loans
(a)	A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation:

(i) more than 10 Facility A1 Loans would be outstanding;

(ii) more than 10 Facility A2 Loans would be outstanding;

(iii) more than 10 Facility B Loans would be outstanding; or

(iv) more than 10 Facility C Loans would be outstanding.

(b)	A Borrower may not request that a Term Loan be divided if, as a result of the proposed division, more than 10 Facility A1 Loans, 10 Facility A2 Loans or 10 Facility B Loans would be outstanding.

(c)	Any Separate Loan shall not be taken into account in this Cause 4.4.

(d)	Any Loan made by a single Lender under Clause 6.2 (Unavailability of a currency) shall not be taken into account in this Clause 4.4.

4.5	Term Loans during the Certain Funds Period
During the Certain Funds Period, unless a Certain Funds Default is continuing or would result from the proposed Term Loan, neither the Agent nor any of the Lenders shall:

(a) invoke any condition set out in Clause 4.2 (Further conditions precedent) as a ground for refusing to make or participate in any Term Loan;

(b)

exercise any right, power or discretion to terminate or cancel the obligation to make any Term Loan, other than under Clause 8.1 (Illegality), Clause 8.2 (Change of control), Clause 8.3 (Acquisition does not proceed), Clause 8.4 (Mandatory prepayment – Net Fundraising Proceeds) or Clause 8.5 (Mandatory prepayment – Net Sale Proceeds);

(c)

have or exercise any right of rescission, termination or similar right or remedy which it or they may have in respect of this Agreement in respect of any Term Loan or take any action or make or enforce any claim under or in respect of any Finance Document to the extent that such action, claim or enforcement would directly or indirectly prevent or limit the making of any Term Loan;

(d)	take any step under Clause 23.15 (Acceleration) or otherwise accelerate or cause repayment in respect of any Term Loan or that part of the Commitments which may be used by way of any Term Loan; or

(e)	exercise any right of set-off or counterclaim or similar right or remedy which it may have in relation to any Term Loan.

However, subject to Clause 23.16 (Clean-up Period), as soon as the Certain Funds Period ends, all those rights, remedies and entitlements shall be available even though they have not been exercised or available during the Certain Funds Period.

SECTION 3

UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request
A Borrower may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request
(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

	(i)	it identifies the Facility to be utilised;

	(ii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility;

	(iii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

	(iv)	the proposed Interest Period complies with Clause 10 (Interest Periods); and

	(v)	it specifies the account and bank to which the proceeds of the Utilisation are to be credited.

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount
(a)	The currency specified in a Utilisation Request must be the Relevant Base Currency or an applicable Optional Currency.

(b)	The amount of the proposed Loan must be:

	(i)	if the currency selected is US dollars, a minimum of US$10,000,000 and an integral multiple of US$1,000,000, or, if less, the Available Facility; or

	(ii)	if the currency selected is Swiss Francs, a minimum of CHF10,000,000 and an integral multiple of CHF1,000,000, or, if less, the Available Facility; or

	(iii)	if the currency selected is euro, a minimum of €10,000,000 and an integral multiple of €1,000,000, or, if less, the Available Facility; or

(iv)

if the currency selected is any currency other than those referred to in paragraphs (i) to (iii) above, the minimum amount (and, if required, integral multiple) specified by the Agent pursuant to paragraph (c)(ii) of Clause 4.3 (Conditions relating to Optional Currencies) or, if less, the Available Facility; and

	(v)	in any event such that its Base Currency Amount is less than or equal to the Available Facility.

5.4	Lenders’ participation
(a)

If the conditions set out in this Agreement have been met, and subject to Clause 7.2 (Repayment of Facility C Loans), each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)

The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and shall notify each Lender of the amount, currency and the Base Currency Amount of each Loan, the amount of its participation in that Loan (and, in the case of a Facility C Loan and if different, the amount of that participation to be made available in cash), in each case by the Specified Time.

5.5	Cancellation of Commitment
(a)	The Facility A1 Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility A1.

(b)	The Facility A2 Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility A2.

(c)	The Facility B Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility B.

(d)	The Facility C Commitments which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period for Facility C.

6.	OPTIONAL CURRENCIES

6.1	Selection of currency
(a)	A Borrower (or the Company on behalf of a Borrower) shall select the currency of a Loan:

(i) (in the case of an initial Utilisation) in a Utilisation Request; and

(ii) (afterwards in relation to a Term Loan made to it) in a Selection Notice.

(b)

If a Borrower (or the Company on behalf of a Borrower) fails to issue a Selection Notice in relation to a Term Loan, such Term Loan will remain denominated for its next Interest Period in the same currency in which it is then outstanding.

(c)

If a Borrower (or the Company on behalf of a Borrower) issues a Selection Notice requesting a change of currency in relation to a Term Loan and the first day of the requested Interest Period is not a Business Day for the new currency, the Agent shall promptly notify the Borrower and the Lenders and such Term Loan will remain in the existing currency (with Interest Periods running from one Business Day until the next Business Day) until the next day which is a Business Day for both currencies, on which day the requested Interest Period will begin.

6.2	Unavailability of a currency
If before the Specified Time on any Quotation Day:

(a) a Lender notifies the Agent that the Optional Currency requested in respect of a Facility C Loan is not readily available to it in the amount required; or

	(b)	a Lender notifies the Agent that compliance with its obligation to participate in a Facility C Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Agent will give notice to the relevant Borrower to that effect by the Specified Time on that day. In this event, any Lender that gives notice pursuant to this Clause 6.2 will be required to participate in the Facility C Loan in the Relevant Base Currency (in an amount equal to that Lender’s proportion of the Base Currency Amount or, in respect of a Rollover Loan, an amount equal to that Lender’s proportion of the Base Currency Amount of the Rollover Loan that is due to be made) and its participation will be treated as a separate Facility C Loan denominated in the Relevant Base Currency during that Interest Period.

6.3	Change of currency
(a)	If a Term Loan is to be denominated in different currencies during two successive Interest Periods:

(i)

if the currency for the second Interest Period is an Optional Currency, the amount of that Term Loan in that Optional Currency will be calculated by the Agent as the amount of that Optional Currency equal to the Base Currency Amount of that Term Loan at the Agent’s Spot Rate of Exchange at the Specified Time;

	(ii)	if the currency for the second Interest Period is the Base Currency, the amount of that Term Loan will be equal to the Base Currency Amount;

(iii)

(unless the Agent and the Borrower agree otherwise in accordance with paragraph (b) below) the Borrower that has borrowed that Term Loan shall repay it on the last day of the first Interest Period in the currency in which it was denominated for that Interest Period; and

	(iv)	(subject to Clause 4.2 (Further conditions precedent)) the Lenders shall re-advance that Term Loan in the new currency in accordance with Clause 6.5 (Agent’s Calculations)).

(b)	If the Agent and the Borrower that has borrowed that Term Loan agree, the Agent shall:

(i)

apply the amount paid to it by the Lenders pursuant to paragraph (a)(iv) above (or so much of that amount as is necessary) in or towards purchase of an amount in the currency in which that Term Loan is outstanding for the first Interest Period; and

	(ii)	use the amount it purchases in or towards satisfaction of the relevant Borrower’s obligations under paragraph (a)(iii) above.

(c)

If the amount purchased by the Agent pursuant to paragraph (b)(i) above is less than the amount required to be repaid by the relevant Borrower, the Agent shall promptly notify that Borrower and that Borrower shall, on the last day of the first Interest Period, pay an amount to the Agent (in the currency of that outstanding Term Loan for the first Interest Period) equal to the difference.

(d)

If any part of the amount paid to the Agent by the Lenders pursuant to paragraph (a)(iv) above is not needed to purchase the amount required to be repaid by the relevant Borrower, the Agent shall promptly notify that Borrower and pay that Borrower, on the last day of the first Interest Period, that part of that amount (in the new currency).

6.4	Same Optional Currency during successive Interest Periods
(a)

If a Term Loan is to be denominated in the same Optional Currency during two successive Interest Periods, the Agent shall calculate the amount of that Term Loan in the Optional Currency for the second of those Interest Periods (by calculating the amount of Optional Currency equal to the Base Currency Amount of that Term Loan at the Agent’s Spot Rate of Exchange at the Specified Time) and (subject to paragraph (b) below):

(i)

if the amount calculated is less than the existing amount of that Term Loan in the Optional Currency during the first Interest Period, promptly notify the Borrower that has borrowed that Term Loan and that Borrower shall pay, on the last day of the first Interest Period, an amount equal to the difference; or

(ii)

if the amount calculated is more than the existing amount of that Term Loan in the Optional Currency during the first Interest Period, promptly notify each Lender and, if no Default is continuing, each Lender shall, on the last day of the first Interest Period, pay its participation in an amount equal to the difference.

(b)

If the calculation made by the Agent pursuant to paragraph (a) above shows that the amount of that Term Loan in the Optional Currency for the second of those Interest Periods converted into the Base Currency at the Agent’s Spot Rate of Exchange at the Specified Time has increased or decreased by less than five per cent. compared to its Base Currency Amount (taking into account any payments made pursuant to paragraph (a) above), no notification shall be made by the Agent and no payment shall be required under paragraph (a) above.

6.5	Agent’s calculations
(a)

All calculations made by the Agent pursuant to this Clause 6 will take into account any repayment, prepayment, consolidation or division of Term Loans to be made on the last day of the first Interest Period.

(b)	Each Lender’s participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Lenders’ participation).

SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

7.	REPAYMENT

7.1	Repayment of Term Loans
(a)	Each Borrower which has drawn a Facility A1 Loan shall repay that Loan on the Facility A1 Repayment Date.

(b)	Each Borrower which has drawn a Facility A2 Loan shall repay that Loan on the Facility A2 Repayment Date.

(c)	Each Borrower which has drawn a Facility B Loan shall repay that Loan on the Facility B Repayment Date.

(d)	No Borrower may reborrow any part of Facility A1, Facility A2 or Facility B which is repaid or prepaid.

7.2	Repayment of Facility C Loans
(a)	Each Borrower which has drawn a Facility C Loan shall repay that Loan on the last day of its Interest Period.

(b)	Without prejudice to each Borrower’s obligation under paragraph (a) above, if one or more Facility C Loans are to be made available to a Borrower:

(i) on the same day that a maturing Facility C Loan is due to be repaid by that Borrower;

(ii) in the same currency as the maturing Facility C Loan (unless it arose as a result of the operation of Clause 6.2 (Unavailability of a currency)); and

(iii) in whole or in part for the purpose of refinancing the maturing Facility C Loan,

the aggregate amount of the new Facility C Loans shall be treated as if applied in or towards repayment of the maturing Facility C Loan so that:

(A)	if the amount of the maturing Facility C Loan exceeds the aggregate amount of the new Facility C Loans:

	(1)	the relevant Borrower will only be required to pay an amount in cash in the relevant currency equal to that excess; and

(2)

each Lender’s participation (if any) in the new Facility C Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation (if any) in the maturing Facility C Loan and that Lender will not be required to make its participation in the new Facility C Loans available in cash; and

(B)	if the amount of the maturing Facility C Loan is equal to or less than the aggregate amount of the new Facility C Loans:

	(1)	the relevant Borrower will not be required to make any payment in cash; and

(2)

each Lender will be required to make its participation in the new Facility C Loans available in cash only to the extent that its participation (if any) in the new Facility C Loans exceeds that Lender’s participation (if any) in the maturing Facility C Loan and the remainder of that Lender’s participation in the new Facility C Loans shall be treated as having been made available and applied by the Borrower in or towards repayment of that Lender’s participation in the maturing Facility C Loan.

(c)

At any time when a Lender becomes a Defaulting Lender, the maturity date of each of the participations of that Lender in the Facility C Loans then outstanding will be automatically extended to the Termination Date in respect of Facility C and will be treated as separate Facility C Loans (the “Separate Loans”) denominated in the currency in which the relevant participations are outstanding.

(d)

A Borrower to whom a Separate Loan is outstanding may prepay that Loan by giving 5 Business Days’ prior notice to the Agent. The Agent will forward a copy of a prepayment notice received in accordance with this paragraph (d) to the Defaulting Lender concerned as soon as practicable on receipt.

(e)

Interest in respect of a Separate Loan will accrue for successive Interest Periods selected by the Borrower by the time and date specified by the Agent (acting reasonably) and will be payable by that Borrower to the Defaulting Lender on the last day of each Interest Period of that Loan.

(f)

The terms of this Agreement relating to Facility C Loans generally shall continue to apply to Separate Loans other than to the extent inconsistent with paragraphs (c) to (e) above, in which case those paragraphs shall prevail in respect of any Separate Loan.

7.3	Facility A1 Termination Date Extension Option
(a)

The Company may require, by giving not more than 60 days’ and not less than 30 days’ notice (a “Facility A1 Extension Notice”) to the Agent prior to the Facility A1 Original Termination Date, that the Facility A1 Original Termination Date be extended for a period of three months (the end of that period being the “Facility A1 Extended Termination Date”) in respect of all or a part only of the Facility A1 Commitments.

(b)	A Facility A1 Extension Notice is irrevocable and shall specify the amount of the Facility A1 Commitments to be extended (the “Facility A1 Extended Commitments”).

(c)	Upon receipt by the Agent of a Facility A1 Extension Notice:

(i) the Agent shall promptly notify the Facility A1 Lenders of that Facility A1 Extension Notice and the amount of the Facility A1 Extended Commitments; and

(ii) the Facility A1 Original Termination Date will be extended in accordance with paragraph (a) above.

(d)

Upon an extension under this Clause 7.3, each Lender’s Facility A1 Commitments shall be extended pro rata to its proportion of the aggregate Facility A1 Commitments on the Facility A1 Original Termination Date.

(e)	Any extension under this Clause 7.3 is subject to the applicable Facility A1 Extension Fee being paid in full in accordance with the terms of Clause 12.5 (Facility A1 Extension Fee).

(f)

Any part of the Facility A1 Commitments that is not extended pursuant to this Clause 7.3 shall be cancelled in full on the Facility A1 Original Termination Date, and sufficient Facility A1 Loans shall be repaid on the Facility A1 Original Termination Date to ensure that the aggregate amount of Facility A1 Loans outstanding after that date does not exceed the amount of the Facility A1 Commitments as extended pursuant to this Clause 7.3.

7.4	Facility A2 Termination Date Extension Option
(a)

Provided that one or more Facility A2 Loans are outstanding, the Company may require, by giving not more than 60 days’ and not less than 30 days’ notice (a “Facility A2 Termination Date Extension Notice”) to the Agent prior to the Facility A2 Original Termination Date, that the Facility A2 Original Termination Date be extended for a period of six months (the end of that period being the “Facility A2 Extended Termination Date”) in respect of all or a part only of the Facility A2 Commitments.

(b)	A Facility A2 Termination Date Extension Notice is irrevocable and shall specify the amount of the Facility A2 Commitments to be extended (the “Facility A2 Extended Commitments”).

(c)	Upon receipt by the Agent of a Facility A2 Termination Date Extension Notice:

(i) the Agent shall promptly notify the Facility A2 Lenders of that Facility A2 Termination Date Extension Notice and the amount of the Facility A2 Extended Commitments; and

(ii) the Facility A2 Original Termination Date will be extended in accordance with paragraph (a) above.

(d)

Upon an extension under this Clause 7.4, each Lender’s Facility A2 Commitments shall be extended pro rata to its proportion of the aggregate Facility A2 Commitments on the Facility A2 Original Termination Date.

(e)	Any extension under this Clause 7.4 is subject to the applicable Facility A2 Extension Fee being paid in full in accordance with the terms of Clause 12.6 (Facility A2 Extension Fee).

(f)

Any part of the Facility A2 Commitments that is not extended pursuant to this Clause 7.4 shall be cancelled in full on the Facility A2 Original Termination Date, and sufficient Facility A2 Loans shall be repaid on the Facility A2 Original Termination Date to ensure that the aggregate amount of Facility A2 Loans outstanding after that date does not exceed the amount of the Facility A2 Commitments as extended pursuant to this Clause 7.4.

7.5	Facility A2 Availability Extension Options
(a)

The Company may require, by giving not more than 60 days’ and not less than 30 days’ notice (a “Facility A2 First Availability Extension Notice”) to the Agent prior to the Facility A2 Original Availability Period End Date, that the Facility A2 Original Availability Period End Date be extended for a period of three months (the end of that period being the “Facility A2 First Extended Availability Period End Date”) in respect of all or a part only of the Available Facility under Facility A2 (the “Facility A2 First Period Extended Facility”).

(b)

If the Facility A2 Original Availability Period End Date has been extended pursuant to paragraph (a) above, the Company may require, by giving not more than 60 days’ and not less than 30 days’ notice (a “Facility A2 Second Availability Extension Notice” and, together with the Facility A2 First Availability Extension Notice, a “Facility A2 Availability Extension Notice”) to

the Agent prior to the Facility A2 First Extended Availability Period End Date, that the Facility A2 First Extended Availability Period End Date be extended for a period of three months in respect of all or a part only of the Facility A2 First Period Extended Facility (the “Facility A2 Second Period Extended Facility”).

(c)

Each Facility A2 Availability Extension Notice is irrevocable and shall specify the amount of the Facility A2 First Period Extended Facility or Facility A2 Second Period Extended Facility (as applicable, and together the “Facility A2 Extended Facility”).

(d)	Upon receipt by the Agent of a Facility A2 Availability Extension Notice:

	(i)	the Agent shall promptly notify the Facility A2 Lenders of that Facility A2 Availability Extension Notice and the amount of the Facility A2 Extended Facility specified therein; and

	(ii)	the Facility A2 Availability Period will be extended in accordance with paragraph (a) or (b) above, as applicable.

(e)

Upon an extension under this Clause 7.5, each Lender’s Available Commitment under Facility A2 shall be extended pro rata to its proportion of the aggregate Available Commitment under Facility A2 on the last day of the Availability Period in relation to Facility A2 prior to such extension.

(f)

The Availability Period for any part of the Available Facility under Facility A2 that is not extended under this Clause 7.5 on the Facility A2 Original Availability Period End Date or the Facility A2 First Extended Availability Period End Date shall be cancelled on that date.

7.6	Facility B Availability Extension Options
(a)

The Company may require, by giving not more than 60 days’ and not less than 30 days’ notice (a “Facility B First Extension Notice”) to the Agent prior to the Facility B Original Availability Period End Date, that the Facility B Original Availability Period End Date be extended for a period of three months (the end of that period being the “Facility B First Extended Availability Period End Date”) in respect of all or a part only of the Available Facility under Facility B (the “Facility B First Period Extended Facility”).

(b)

If the Facility B Original Availability Period End Date has been extended pursuant to paragraph (a) above, the Company may require, by giving not more than 60 days’ and not less than 30 days’ notice (a “Facility B Second Extension Notice” and, together with the Facility B First Extension Notice, a “Facility B Extension Notice”) to the Agent prior to the Facility B First Extended Availability Period End Date, that the Facility B First Extended Availability Period End Date be extended for a period of three months in respect of all or a part only of the Facility B First Period Extended Facility (the “Facility B Second Period Extended Facility”).

(c)

Each Facility B Extension Notice is irrevocable and shall specify the amount of the Facility B First Period Extended Facility or Facility B Second Period Extended Facility (as applicable, and together the “Facility B Extended Facility”).

(d)	Upon receipt by the Agent of a Facility B Extension Notice:

	(i)	the Agent shall promptly notify the Facility B Lenders of that Facility B Extension Notice and the amount of the Facility B Extended Facility specified therein; and

(ii) the Facility B Availability Period will be extended in accordance with paragraph (a) or (b) above, as applicable.

(e)

Upon an extension under this Clause 7.6, each Lender’s Available Commitment under Facility B shall be extended pro rata to its proportion of the aggregate Available Commitment under Facility B on the last day of the Availability Period in relation to Facility B prior to such extension.

(f)

The Availability Period for any part of the Available Facility under Facility B that is not extended under this Clause 7.6 on the Facility B Original Availability Period End Date or the Facility B First Extended Availability Period End Date shall be cancelled on that date.

7.7	Facility C Termination Date Extension Options
(a)

The Company may request, by giving not more than 60 days’ and not less than 30 days’ notice (a “Facility C First Extension Request”) to the Agent prior to the first anniversary of the date of this Agreement, that the Facility C Original Termination Date be extended for a period of one year to the date which is 6 years from the date of this Agreement (such date being the “Facility C First Extended Termination Date”).

(b)

The Company may request, by giving not more than 60 days’ and not less than 30 days’ notice (a “Facility C Second Extension Request”) to the Agent prior to the second anniversary of the date of this Agreement that:

(i)

if a Facility C First Extension Request has been made, and with respect to Lenders who have agreed to that Facility C First Extension Request, the Facility C First Extended Termination Date be extended for a further period of one year to the date which is 7 years from the date of this Agreement (such date being the “Facility C Second Extended Termination Date”); and/or

(ii)

if no Facility C First Extension Request has been made, or with respect to Lenders who have declined the Facility C First Extension Request, that the Facility C Original Termination Date be extended for a period of two years to the Facility C Second Extended Termination Date.

(c)

The Agent shall promptly notify the Lenders of any Facility C First Extension Request or Facility C Second Extension Request (each a “Facility C Extension Request”). For the avoidance of doubt, each Lender may, in its absolute discretion, accept or refuse a Facility C Extension Request.

(d)

If any Lender agrees to a Facility C Extension Request (each such Lender a “Facility C Extending Lender”) by the date falling 10 days before the relevant anniversary of the date of this Agreement, the Termination Date applicable to its Facility C Commitments will be extended as set out above. However, the Facility C Commitment of each Lender which does not agree (or does not respond) to an Extension Request by the date falling 10 days before the relevant anniversary of the date of this Agreement will not be so extended.

(e)	Each Facility C Extension Request is irrevocable.

8.	PREPAYMENT AND CANCELLATION

8.1	Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

	(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

	(b)	upon the Agent notifying the Company, the Commitment of that Lender under each Facility will be immediately cancelled; and

(c)

each Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law), provided that each Borrower may, if practicable, replace that Lender in accordance with paragraph (d) of Clause 8.11 (Right of replacement or repayment and cancellation in relation to a single Lender) on or before the date applicable under paragraph (c) in relation to each Loan.

8.2	Change of control
(a)	If any person or group of persons acting in concert gains control of the Company:

	(i)	the Company shall promptly notify the Agent upon becoming aware of that event;

	(ii)	a Lender shall not be obliged to fund a Utilisation (except for a Rollover Loan); and

(iii)

if a Lender so requires and notifies the Agent within 30 days of the Company notifying the Agent of the event, the Agent shall, by not less than 30 days’ notice to the Company, cancel the Commitment of that Lender and declare the participation of that Lender in all outstanding Loans, together with accrued interest and all other amounts accrued under the Finance Documents, immediately due and payable, whereupon the Commitment of that Lender will be cancelled and all such outstanding amounts will become immediately due and payable.

(b)	For the purpose of paragraph (a) above “control” means:

	(i)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

		(A)	cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of the Company; or

		(B)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Company; or

		(C)	give directions with respect to the operating and financial policies of the Company which the directors or other equivalent officers of the Company are obliged to comply with; or

(ii)

the holding of more than one-half of the issued share capital of the Company (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

(c)

For the purpose of paragraph (a) above “acting in concert” means a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition by any of them, either directly or indirectly, of shares in the Company, to obtain or consolidate control of the Company.

8.3	Acquisition does not proceed
If at any time the Acquisition Agreement has been terminated:

(i) the Company shall promptly notify the Agent of such event; and

(ii) the Available Commitments under each of Facility A1, Facility A2 and Facility B shall be immediately cancelled and any outstanding Term Loans shall be immediately repaid in full.

8.4	Mandatory prepayment – Net Fundraising Proceeds

The Company shall ensure than an amount equal to all Net Fundraising Proceeds is used in prepayment and/or cancellation of the Facilities (other than, for the avoidance of doubt, Facility C), in accordance with Clause 8.6 (Application of proceeds).

8.5	Mandatory prepayment - Net Sale Proceeds
(a)

The Company shall ensure that an amount equal to all Net Sale Proceeds is used in prepayment and/or cancellation of the Facilities (other than, for the avoidance of doubt, Facility C), in accordance with Clause 8.6 (Application of proceeds).

(b)	Paragraph (a) above does not apply to:

(i)

any Net Sale Proceeds to the extent that any member of the Target Group is contractually obliged by the terms of the Arch Private Placement (as in effect at the date of this Agreement) to apply such Net Sale Proceeds, and such Net Sale Proceeds are in fact applied, in prepayment of the indebtedness of the Target Group; or

(ii)

any Net Sale Proceeds to the extent that such Net Sale Proceeds do not, when aggregated with any other Net Sale Proceeds (other than those referred to in paragraph (i) above) received in any Group Financial Year, exceed CHF40,000,000 (or its equivalent in another currency or currencies).

8.6	Application of proceeds
(a)

Any amounts to be used in prepayment and/or cancellation pursuant to Clause 8.4 (Mandatory prepayment - Net Fundraising Proceeds) or Clause 8.5 (Mandatory prepayment - Net Sale Proceeds) shall be applied in the following order, in each case until the relevant Utilisations or other liabilities have been satisfied in full:

(i) first, in prepayment of outstanding Facility A1 Loans and, to the extent in excess of the outstanding Facility A1 Loans at such time, in cancellation of the Available Commitments under Facility A1;

(ii)

second, in prepayment of outstanding Facility A2 Loans and, to the extent in excess of the outstanding Facility A2 Loans at such time, in cancellation of the Available Commitments under Facility A2; and

(iii)

third, in the case of amounts to be prepaid pursuant to Clause 8.5 (Mandatory prepayment - Net Sale Proceeds) only, in prepayment of outstanding Facility B Loans and, to the extent in excess of the outstanding Facility B Loans at such time, in cancellation of the Available Commitments under Facility B.

(b)

Any cancellation of Available Commitments under paragraph (a) above shall take effect immediately upon receipt of the relevant Net Fundraising Proceeds or Net Sale Proceeds by the applicable member of the Group, and any amount to be applied in prepayment of any Loan under paragraph (a) above shall (subject to no election having been made by the Company under paragraph (c) below) be applied no later than the earlier of (i) one month after the date of receipt of the relevant Net Fundraising Proceeds or Net Sale Proceeds by the applicable member of the Group, and (ii) the last day of the Interest Period relating to that Loan, provided that if, before that date, the Agent exercises any of its rights under paragraph (a)(i) or (a)(iii) of Clause 23.15 (Acceleration), paragraph (b) of Clause 23.15 (Acceleration) applies or the Facilities are cancelled under Clause 8.2 (Change of Control) or Clause 8.3 (Acquisition does not proceed), that amount shall be applied on the date of acceleration or, as the case may be, cancellation.

(c)

Subject to paragraph (d) below, the Company may elect that any prepayment under either of Clause 8.4 (Mandatory prepayment – Net Fundraising Proceeds) or Clause 8.5 (Mandatory prepayment - Net Sale Proceeds) be applied in prepayment of a Loan on the last day of the Interest Period relating to that Loan. If the Company makes that election then a proportion of the Loan equal to the amount of the relevant prepayment will be due and payable on the last day of its Interest Period.

(d)

If the Company has made an election under paragraph (c) above but a Default has occurred and is continuing, that election shall no longer apply and a proportion of the Loan in respect of which the election was made equal to the amount of the relevant prepayment shall be immediately due and payable (unless the Majority Lenders otherwise agree in writing).

8.7	Mandatory Prepayment Accounts

(a)

The Company shall ensure that Net Fundraising Proceeds or Net Sale Proceeds in respect of which the Company has made an election under paragraph (c) of Clause 8.6 (Application of proceeds) are paid into a Mandatory Prepayment Account as soon as reasonably practicable after receipt by a member of the Group.

(b)

The Company and each Borrower irrevocably authorise the Agent to apply amounts credited to the Mandatory Prepayment Account to pay amounts due and payable under Clause 8.6 (Application of proceeds) and otherwise under the Finance Documents.

(c)

A Finance Party with which a Mandatory Prepayment Account is held acknowledges and agrees that interest shall accrue at normal commercial rates on amounts credited to those accounts and that the account holder shall be entitled to receive such interest (which shall be paid in accordance with the mandate relating to such account) unless a Default is continuing.

8.8	Voluntary cancellation

The Company may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Agent may agree) prior notice, cancel the whole or any part (being, in the case of a cancellation of Facility A1, Facility A2 or Facility B a minimum amount of US$5,000,000 and, in the case of Facility C a minimum amount of CHF5,000,000) of the Available Facility. Any cancellation under this Clause 8.8 shall reduce the Commitments of the Lenders rateably.

8.9	Voluntary prepayment of Facility A1 Loans

The Borrower to which a Facility A1 Loan has been made may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Agent may agree) prior notice, prepay the whole or any part of any Facility A1 Loan (but, if in part, being an amount that reduces the Base Currency Amount of the Facility A1 Loan by a minimum amount of US$5,000,000).

8.10	Voluntary prepayment of Facility A2, Facility B and Facility C Loans

Provided that Facility A1 has been irrevocably repaid or prepaid and cancelled in full, the Borrower to which a Facility A2 Loan, a Facility B Loan or a Facility C Loan has been made may, if it gives the Agent not less than five Business Days’ (or such shorter period as the Agent may agree) prior notice, prepay the whole or any part of any such Loan (but, if in part, being an amount that reduces the Base Currency Amount of such Loan by a minimum amount of US$5,000,000 or, in the case of a Facility C Loan, CHF5,000,000).

8.11	Right of replacement or repayment and cancellation in relation to a single Lender
(a)	If:

(i) any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 13.2 (Tax gross-up);

(ii) any Lender claims indemnification from the Company under Clause 13.3 (Tax indemnity) or Clause 14.1 (Increased Costs), or

(iii) any Lender notifies the Agent of its Additional Cost Rate under paragraph 3 of Schedule 5 (Mandatory Cost Formulae),

the Company may, whilst (in the case of paragraphs (i) and (ii) above) the circumstance giving rise to the requirement for that increase or indemnification continues, or, in the case of paragraph (iii) above, that Additional Cost Rate is greater than zero, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans or give the Agent notice of its intention to replace that Lender in accordance with paragraph (d) below.

(b)	On receipt of a notice referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)

On the last day of each Interest Period which ends after the Company has given notice under paragraph (a) above (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan.

(d)

The Company may, (i) in the circumstances set out in paragraph (a) above, or (ii) pursuant to Clause 8.1 (Illegality) on 10 Business Days’ prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to (and, to the extent permitted by law, that Lender shall)

transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of its rights and obligations under the Finance Documents to a Lender or other bank, financial institution, trust, fund or other entity selected by the Company which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 24 (Changes to the Lenders) for a purchase price in cash or other cash payment payable at the time of the transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Loans and all accrued interest (to the extent that the Agent has not given a notification under Clause 24.9 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents.

(e)	The replacement of a Lender pursuant to paragraph (d) above shall be subject to the following conditions:

	(i)	the Company shall have no right to replace the Agent;

	(ii)	neither the Agent nor any Lender shall have any obligation to find a replacement Lender; and

	(iii)	in no event shall the Lender replaced under paragraph (d) above be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents.

(f)

(i)

If any Lender becomes a Defaulting Lender, the Company may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent 5 Business Days’ notice of (A) cancellation of each Available Commitment of that Lender and the date thereof, and, if it so wishes (B) its intention to procure the repayment of that Lender’s participation in the Loans and the date thereof.

	(ii)	On the notice referred to in paragraph (i)(A) above becoming effective, each Available Commitment of the Defaulting Lender shall immediately be reduced to zero.

	(iii)	The Agent shall as soon as practicable after receipt of a notice referred to in paragraph (i) above, notify all the Lenders.

(iv)

On the last day of each Interest Period which ends after the Company has given notice of repayment under paragraph (i) above (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan.

(g)	Paragraphs (a) and (d) above do not limit the obligations of any Finance Party under Clause 16.1 (Mitigation).

8.12	Restrictions
(a)

Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	No Borrower may reborrow any part of Facility A1, Facility A2 or Facility B which is prepaid or repaid.

(d)	Unless a contrary indication appears in this Agreement, any part of Facility C which is prepaid or repaid may be reborrowed in accordance with the terms of this Agreement.

(e)	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(f)	Subject to Clause 2.2 (Increase), no amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(g)	If the Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

(h)

If all or part of a Loan under a Facility is repaid or prepaid and is not available for redrawing (other than by operation of Clause 4.2 (Further conditions precedent)), an amount of the Commitments (equal to the Base Currency Amount of the amount of the Loan which is repaid or prepaid) in respect of that Facility will be deemed to be cancelled on the date of repayment or prepayment. Any cancellation under this paragraph (h) shall reduce the Commitments of the Lenders rateably under that Facility.

SECTION 5

COSTS OF UTILISATION

9.	INTEREST

9.1	Calculation of interest
The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a) Margin;

(b) LIBOR or, in relation to any Loan in euro, EURIBOR;

(c) Mandatory Cost, if any.

9.2	Payment of interest

Each Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

9.3	Default interest
(a)

If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is the sum of 1 per cent and the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 9.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i) the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii) the rate of interest applying to the overdue amount during that first Interest Period shall be the sum of 1 per cent and the rate which would have applied if the overdue amount had not become due.

(c)

Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.4	Notification of rates of interest
The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

9.5	Minimum interest
(a)	The rates of interest provided for in this Agreement, including, without limitation, this Clause 9 are minimum interest rates.

(b)

When entering into this Agreement, the Parties have assumed that the interest payable at the rates set out in this Clause 9, or in other Clauses of this Agreement is not and will not become subject to Swiss Withholding Tax. Notwithstanding that the Parties do not anticipate that any payment of interest will be subject to Swiss Withholding Tax, they agree that, in the event that Swiss Withholding Tax should be imposed on interest payments by an Obligor and if Clause 13.2 (Tax gross-up) is unenforceable for any reason:

(i)

the applicable interest rate in relation to that interest payment shall be (i) the interest rate which would have applied to that interest payment as provided for in Clause 9.1 divided by (ii) 1 minus the rate at which the relevant Tax Deduction is required to be made under Swiss domestic tax law and / or applicable double taxation treaties (where the rate at which the relevant Tax Deduction is required to be made is for this purpose expressed as a fraction of 1); and

(ii)

the Obligor shall (i) pay the relevant interest at the adjusted rate in accordance with paragraph (a) above, (ii) make the Tax Deduction on the interest so recalculated and (iii) all references to a rate of interest under the Agreement shall be construed accordingly.

(c)

To the extent that interest payable by the Company under this Agreement becomes subject to Swiss Withholding Tax, the Parties shall promptly co-operate in completing any procedural formalities (including submitting forms and documents required by the appropriate Tax authority) to the extent possible and necessary for the Obligor to obtain the tax ruling from the Swiss Federal Tax Administration.

(d)

A Borrower shall not be required to make an increased payment to any specific Lender (but without prejudice to the rights of all other Lenders hereunder) under this Clause 9.5 or Clause 13.2 (Tax gross-up) in connection with the deduction of Swiss Withholding Tax if a Borrower has breached the Ten Non-Bank Rule as a direct consequence of that Lender:

(i) not complying with its obligations under Clause 24 (Assignments and transfers by Lenders; participations and sub-participations); or

(ii) misrepresenting its Lender Status.

(e)	Clause 13.4 (Tax credit) shall apply mutatis mutandis to this Clause 9.5.

10.	INTEREST PERIODS

10.1	Selection of Interest Periods
(a)	A Borrower (or the Company on behalf of a Borrower) may select an Interest Period for a Loan in the Utilisation Request for that Loan or (if the Loan has already been borrowed) in a Selection Notice.

(b)

Each Selection Notice for a Loan is irrevocable and must be delivered to the Agent by the Borrower (or the Company on behalf of a Borrower) to which that Loan was made not later than the Specified Time.

(c)	If a Borrower (or the Company) fails to deliver a Selection Notice to the Agent in accordance with paragraph (b) above, the relevant Interest Period will be one Month.

(d)

Subject to this Clause 10, a Borrower (or the Company) may select an Interest Period of one, two, three or six Months or any other period agreed between the Company and the Agent (acting on the instructions of all the Lenders in relation to the relevant Loan).

(e)	An Interest Period for a Loan shall not extend beyond the Termination Date applicable to its Facility.

(f)	Each Interest Period for a Term Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

(g)	A Facility C Loan has one Interest Period only.

10.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10.3	Consolidation and division of Term Loans
(a)	Subject to paragraph (b) below, if two or more Interest Periods:

(i) relate to Term Loans under the same Facility and in the same currency and made to the same Borrower; and

(ii) end on the same date,

those Term Loans will, unless that Borrower (or the Company on its behalf) specifies to the contrary in the Selection Notice for the next Interest Period, be consolidated into, and treated as, a single Loan under the relevant Facility on the last day of the Interest Period.

(b)

Subject to Clause 4.4 (Maximum number of Loans) and Clause 5.3 (Currency and amount), if a Borrower (or the Company on its behalf) requests in a Selection Notice that a Term Loan be divided into two or more Loans, that Term Loan will, on the last day of its Interest Period, be so divided with Base Currency Amounts specified in that Selection Notice, being an aggregate Base Currency Amount equal to the Base Currency Amount of the Term Loan immediately before its division.

11.	CHANGES TO THE CALCULATION OF INTEREST

11.1	Absence of quotations

Subject to Clause 11.2 (Market disruption), if LIBOR or, if applicable, EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR or EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

11.2	Market disruption
(a)

If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i) the Margin;

(ii)

the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii) the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)	In this Agreement “Market Disruption Event” means:

(i)

at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and Interest Period; or

(ii)

before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 35 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR or, if applicable, EURIBOR.

11.3	Alternative basis of interest or funding
(a)

If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

11.4	Break Costs
(a)

Each Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

12.	FEES

12.1	Commitment fee
(a)

The Company shall pay to the Agent (for the account of each Lender) a commitment fee in relation to each Lender’s Available Commitment under each Facility, computed at the rate of 35 per cent. of the applicable Margin on that Lender’s Available Commitment under that Facility for the applicable Availability Period.

(b)

The accrued commitment fee is payable in the Relevant Base Currency on the last day of each successive period of three Months after the date of the Agreement which ends during the applicable Availability Period, on the last day of the applicable Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

(c)	No commitment fee is payable to the Agent (for the account of a Lender) on any Available Commitment of that Lender for any day on which that Lender is a Defaulting Lender.

12.2	Arrangement fee
The Company shall pay to the Arrangers an arrangement fee in the amount and at the times agreed in a Fee Letter.

12.3	Agency fee
The Company shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

12.4	Utilisation fee
(a)

The Company shall pay to the Agent (for the account of each Lender in proportion to its aggregate participation in outstanding Facility C Loans) a utilisation fee for each day on which the aggregate amount of the Facility C Loans outstanding under this Agreement exceeds 33 1/3 per cent. of the Total Facility C Commitments.

(b)	The amount of the utilisation fee shall:

(i)

subject to paragraph (ii) below, if the aggregate amount of the Facility C Loans outstanding on any day under this Agreement (where necessary converted into the Relevant Base Currency at the Agent’s Spot Rate of Exchange on that day) exceeds 33 1/3 per cent. of the Total Facility C Commitments, be computed at a rate per annum equal to 0.20 per cent. of the aggregate amount of the outstanding Facility C Loans on such day; and

(ii)

if the aggregate amount of the Facility C Loans outstanding under on any day this Agreement (where necessary converted into the Relevant Base Currency at the Agent’s Spot Rate of Exchange on that day) exceeds 66⅔ per cent. of the Total Facility C Commitments, be computed at a rate per annum equal to 0.40 per cent. of the aggregate amount of the outstanding Facility C Loans on such day.

(c)

Any accrued utilisation fee is payable in Swiss Francs on the last day of each successive period of three Months after the date of the Agreement which ends during the term of Facility C on the Termination Date of Facility C, and, if prepaid in full, on the prepaid amount of a Lender’s participation in each Facility C Loan at the time the prepayment is effective.

12.5	Facility A1 Extension Fee

In the event that the Company has given a Facility A1 Extension Notice to the Agent specifying the Facility A1 Extended Commitments, on the Facility A1 Original Termination Date the Company shall pay to the Agent (for the account of each Facility A1 Lender in proportion to its Facility A1 Commitments) an extension fee in US dollars computed at the rate of:

(a)

if the Facility A1 Extended Commitments are in aggregate less than 50 per cent. of the Total Facility A1 Commitments as at the date of this Agreement, 0.40 per cent. of the Facility A1 Extended Commitments; and

(b)

if the Facility A1 Extended Commitments are in aggregate equal to or greater than 50 per cent. of the Total Facility A1 Commitments as at the date of this Agreement, 0.60 per cent. of the Facility A1 Extended Commitments.

12.6	Facility A2 Extension Fee

In the event that the Company has given a Facility A2 Extension Notice to the Agent specifying the Facility A2 Extended Commitments, on the Facility A2 Original Termination Date, the Company shall pay to the Agent (for the account of each Facility A2 Lender in proportion to its Facility A2 Commitments) an extension fee in US dollars computed at the rate of:

(a)

if the Facility A2 Extended Commitments are in aggregate less than 50 per cent. of the Total Facility A2 Commitments as at the date of this Agreement, 0.40 per cent. of the Facility A2 Extended Commitments; and

(b)

if the Facility A2 Extended Commitments are in aggregate equal to or greater than 50 per cent. of the Total Facility A2 Commitments as at the date of this Agreement, 0.60 per cent. of the Facility A2 Extended Commitments.

SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

13.	TAX GROSS-UP AND INDEMNITIES

13.1	Definitions
(a)	In this Agreement:

“Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

“Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

“Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 13.2 (Tax gross-up) or a payment under Clause 13.3 (Tax Indemnity).

(b)	Unless a contrary indication appears, in this Clause 13 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

13.2	Tax gross-up
(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)

The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.

(c)

If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)

If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)

Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(f)	For the avoidance of doubt, this Clause 13.2 shall be subject to paragraph (d) of Clause 9.5 (Minimum Interest).

13.3	Tax indemnity
(a)

The Company shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)	Paragraph (a) above shall not apply:

	(i)	with respect to any Tax assessed on a Finance Party:

(A)

under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

	(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

	(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 9.5 (Minimum interest) or Clause 13.2 (Tax gross-up).

(c)

A Protected Party making, or intending to make, a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(d)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 13.3, notify the Agent.

13.4	Tax Credit
If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

	(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

	(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

13.5	Stamp taxes

The Company shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13.6	Value added tax
(a)

All amounts set out or expressed in a Finance Document to be payable by any Party to a Finance Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to paragraph (b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)

If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Subject Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.

(c)

Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)

Any reference in this Clause 13.6 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

14.	INCREASED COSTS

14.1	Increased Costs
(a)

Subject to Clause 14.3 (Exceptions) the Company shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of:

(i)

the introduction of or any change in (or in the interpretation, administration or application by any governmental body or regulatory authority of) any law or regulation after the date of this Agreement; or

	(ii)	compliance with any law or regulation made after the date of this Agreement; or

	(iii)	the implementation or application of, or compliance with, Basel III or any law or regulation that implements or applies Basel III.

(b)	In this Agreement:

	(i)	“Increased Costs” means:

		(A)	a reduction in the rate of return from the Facilities or on a Finance Party’s (or its Affiliate’s) overall capital;

		(B)	an additional or increased cost; or

		(C)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document; and

(ii)

“Basel III” means the agreements on capital requirements, leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision on 16 December 2010, each as amended, supplemented or restated, and any other documents published by the Basel Committee on Banking Supervision in relation to Basel III, as amended, supplemented or restated.

14.2	Increased cost claims
(a)

A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)

Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs and setting out the calculation of the amount in reasonable detail, and the Agent shall promptly provide such certificate to the Company.

14.3	Exceptions
(a)	Clause 14.1 (Increased Costs) does not apply to the extent any Increased Cost is:

	(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)

compensated for by Clause 13.3 (Tax indemnity) (or would have been compensated for under Clause 13.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 13.3 (Tax indemnity) applied);

	(iii)	compensated for by the payment of the Mandatory Cost;

	(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation;

(v)

incurred prior to the date which is 180 days prior to the date on which the Finance Party makes a claim in accordance with Clause 14.2 (Increased Cost Claims), unless a determination of the amount incurred could only be made on or after the first of those dates; or

(vi)

attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (and excluding, for the avoidance of doubt, any amendments thereto, including but not limited to amendments relating to Basel III) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

(b)	In this Clause 14.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 13.1 (Definitions).

15.	OTHER INDEMNITIES

15.1	Currency indemnity
(a)

If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i) making or filing a claim or proof against that Obligor;

(ii) obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

15.2	Other indemnities

The Company shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability incurred by that Finance Party as a result of:

(i) the occurrence of any Event of Default;

(ii)

a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 28 (Sharing among the Finance Parties);

(iii)

funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); or

(iv) a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.

15.3	Indemnity to the Agent
The Company shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a) investigating any event which it reasonably believes is a Default; or

(b) acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised by an Obligor, but which proves not to be such.

15.4	Transaction undertaking to pay
(a)

The Company undertakes to pay each Finance Party within three Business Days of demand an amount equal to any liability, damages, loss, cost or expense (including legal fees, costs and expenses) incurred by or awarded against that Finance Party or any of its Affiliates or any of its (or its Affiliates’) directors, officers, employees or agents (each a “Relevant Party”) arising out of, in connection with or based on:

(i) the Acquisition (whether or not completed);

(ii) any Relevant Party financing or refinancing, or agreeing to finance or refinance the Acquisition; or

(iii) the use of proceeds of any Loan,

except to the extent such liability, damages, loss, cost or expense incurred or awarded results from any breach by a Finance Party of a Finance Document which resulted directly from the gross negligence, wilful misconduct or illegal act of that Relevant Party.

(b)

The Company undertakes to pay each Finance Party, within three Business Days of demand, an amount equal to any cost or expense (including legal fees, costs and expenses) incurred by any Relevant Party in connection with investigating, preparing, pursuing or defending any action, claim, suit, investigation or proceeding arising out of, in connection with or based on any of the above, whether or not pending or threatened and whether or not any Relevant Party is a party except to the extent such cost or expense (including legal fees, costs and expenses) resulted directly from the gross negligence, wilful misconduct or illegal act of that Relevant Party.

(c)	No Finance Party shall have any duty or obligation, whether as fiduciary for any Relevant Party or otherwise, to recover any payment made or required to be made under paragraph (a) above.

(d)

The Company agrees that no Relevant Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or any of if its Affiliates for or in connection with anything referred to in paragraph (a) above except for any such liability, damages, loss, cost or expense incurred by the Company that results directly from any breach by that Relevant Party of any Finance Document which in each case resulted directly from the gross negligence, wilful misconduct or illegal act of that Relevant Party.

(e)	Notwithstanding paragraph (d) above, no Relevant Party shall be responsible or have any liability to the Company or any of its Affiliates or anyone else for consequential losses or damages.

16.	MITIGATION BY THE LENDERS

16.1	Mitigation
(a)

Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 9.5 (Minimum Interest) Clause 13 (Tax gross-up and indemnities), Clause 14 (Increased Costs) or paragraph 3 of Schedule 5 (Mandatory Cost Formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of an Obligor under the Finance Documents.

(c)

Each Finance Party shall notify the Agent as soon as reasonably practicable after it becomes aware that any circumstances of the kind described in paragraph (a) above have arisen or may arise. The Agent shall notify the Company promptly of any such notification from a Finance Party.

16.2	Limitation of liability
(a)	The Company shall promptly indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so would be prejudicial to it.

17.	COSTS AND EXPENSES

17.1	Transaction expenses

The Company shall within three Business Days of demand pay the Agent and the Arrangers the amount of all costs and expenses (including legal fees) reasonably incurred by any of them and previously agreed with the Company (in respect of the negotiation of the Facilities Agreement and in connection with the primary syndication of Facility A2, Facility B and Facility C, as agreed in the Mandate Letter) in connection with the negotiation, preparation, printing, execution and syndication of:

(a) this Agreement and any other documents referred to in this Agreement; and

(b) any other Finance Documents executed after the date of this Agreement.

17.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 29.10 (Change of currency), the Company shall, within three Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

17.3	Enforcement costs

The Company shall, within three Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7

GUARANTEE

18.	GUARANTEE AND INDEMNITY

18.1	Guarantee and indemnity
The Guarantor irrevocably and unconditionally:

(a) guarantees to each Finance Party punctual performance by each Borrower of all that Borrower’s obligations under the Finance Documents;

(b)

undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, the Guarantor shall within three Business Days of demand pay that amount as if it was the principal obligor; and

(c)

agrees with each Finance Party that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify that Finance Party within three Business Days of demand against any cost, loss or liability it incurs as a result of a Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due. The amount payable by the Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 18 if the amount claimed had been recoverable on the basis of a guarantee.

18.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

18.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Clause 18 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

18.4	Waiver of defences

The obligations of the Guarantor under this Clause 18 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 18 (without limitation and whether or not known to it or any Finance Party) including:

(a) any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b) the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)

the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

	(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)

any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

	(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

	(g)	any insolvency or similar proceedings.

18.5	Immediate recourse

The Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from the Guarantor under this Clause 18. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)

refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

	(b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor’s liability under this Clause 18.

18.7	Deferral of Guarantor’s rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, the Guarantor will not exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 18:

	(a)	to be indemnified by an Obligor;

	(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)

to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)

to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under Clause 18.1 (Guarantee and Indemnity);

	(e)	to exercise any right of set-off against any Obligor; and/or

	(f)	to claim or prove as a creditor of any Obligor in competition with any Finance Party.

If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Finance Parties by the Obligors under or in connection with the Finance Documents to be repaid in full on trust for the Finance Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 29 (Payment mechanics).

18.8	Additional security
This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

19.	REPRESENTATIONS

Each Obligor makes the representations and warranties set out in this Clause 19 to each Finance Party on the date of this Agreement and on the date of the Utilisation Request for the first Loan made under each Facility.

19.1	Status
(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

19.2	Binding obligations
Subject to the Legal Limitations, the obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable obligations.

19.3	Non-conflict with other obligations
The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a) any law or regulation applicable to it;

(b) its constitutional documents; or

(c)

any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets to a manner or an extent that has, or could reasonably be expected to have, a Material Adverse Effect.

19.4	Power and authority

It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

19.5	Validity and admissibility in evidence
All Authorisations required or desirable:

(a) to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b) to make the Finance Documents to which it is a party, or, as the case may be, translations thereof, admissible in evidence in its jurisdiction of incorporation,

have been obtained or effected and are in full force and effect.

19.6	Governing law and enforcement
Subject to the Legal Limitations:

(a)	the choice of English law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation; and

(b)	any judgment obtained in England in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

19.7	Deduction of Tax

Subject to the Lenders complying with Clause 24.2 (Conditions of assignment or transfer), it is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document.

19.8	No filing or stamp taxes

Subject to the Lenders complying with Clause 24.2 (Conditions of assignment or transfer), under the law of its jurisdiction of incorporation it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

19.9	No default
(a)	No Event of Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)

No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any of its Subsidiaries’) assets are subject has, or could reasonably be expected to have, a Material Adverse Effect.

19.10	No misleading information
(a)

Any written factual information (other than financial projections and subject, in the case of any information relating to the Target Group, to the best of its knowledge and belief) provided by or on behalf of it or any other member of the Group for the purposes of the Information Memorandum was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it was stated.

(b)	As at the date of preparation, any financial projections contained in the Information Memorandum have been prepared in good faith on the basis of reasonable assumptions.

(c)

To the best of its knowledge and belief, and in relation only to the Group (excluding the Target Group): (i) the Information Memorandum does not omit anything relevant which, if disclosed, might materially adversely affect the decision of a recipient considering whether to participate in the Facilities, and (ii) no information has been given or withheld which would result in the Information Memorandum being untrue or misleading in any material respect.

19.11	Financial statements
(a)	The Original Financial Statements were prepared in accordance with the Accounting Principles consistently applied.

(b)	The Original Financial Statements fairly represent its financial condition and operations during the relevant Group Financial Year.

(c)	There has been no material adverse change in its business or financial condition since the date of the Original Financial Statements.

19.12	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.13	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which are not frivolous and which, if adversely determined, have or could reasonably be expected to have a Material Adverse Effect have (to the best of its knowledge and belief) been started or threatened against it or any of its Subsidiaries.

19.14	No guarantees or security
It and its Subsidiaries have not entered into any guarantees, indemnities or other assurances against financial loss or provided any security other than Permitted Guarantees.

19.15	Financial Indebtedness
No member of the Group has incurred any Financial Indebtedness, other than Permitted Financial Indebtedness.

19.16	Intellectual Property
(a)

Each member of the Group owns or has licensed to it all the Intellectual Property which is material in the context of its business and which is required by it in order for it to carry on its business in all material respects as it is being conducted and it does not, in carrying on its business, infringe any Intellectual Property of any third party in a manner which would have, or could reasonably be expected to have, a Material Adverse Effect.

(b)

Each member of the Group has taken all actions (including payment of fees) required to maintain any Intellectual Property which is material in the context of the business of the Group in full force and effect, where failure to maintain would have, or could reasonably be expected to have, a Material Adverse Effect.

19.17	Compliance with Twenty Non-Bank Rule and One Hundred Non-Bank Rule

Each Swiss Borrower is in compliance with the Twenty Non-Bank Rule and the One Hundred Non-Bank Rule provided that a Swiss Borrower shall not be in breach of this representation and warranty if its number of creditors in respect of either the Twenty Non-Bank Rule or the One Hundred Non-Bank Rule is exceeded solely by reason of (i) a failure by one or more Lenders to comply with their obligations under Clause 24 (Changes to the Lenders) or (ii) one or more Lenders misrepresenting its Lender Status. For the purposes of compliance with the Swiss Withholding Tax Rules, the Company shall assume for the purposes of determining the total number of creditors which are not Qualifying Institutions that at all times there are 7 (seven) Lenders that are not Qualifying Institutions under this Agreement.

19.18	Anti-Terrorism Laws

No Borrower or any other member of the Group:

(a)

is using or will use the proceeds of any Facility for the purpose of financing or making funds available directly or, to the knowledge of any member of the Group, indirectly to any person which is currently listed on a Sanctions List or currently located in a Sanctioned Country, to the extent such financing or provision of funds would currently be prohibited by Sanctions or would otherwise cause any person to be in breach of Sanctions;

(b)

is contributing or will contribute or otherwise make available the proceeds of any Facility to any other person for the purpose of financing the activities of any person which is currently listed on a Sanctions List or currently located in a Sanctioned Country, to the extent such contribution or provision of proceeds would currently be prohibited by Sanctions or would otherwise cause any person to be in breach of Sanctions; or

(c)	to the knowledge of any member of the Group:

(i)	has been or is targeted under any Sanctions; or

(ii)	has violated or is violating any applicable Sanctions.

19.19	US Margin Regulations
No part of the proceeds of any Utilisation will be used for any purpose which violates the provisions of the regulations of the Federal Reserve Board.

19.20	ERISA Matters
(a)

No Obligor or ERISA Affiliate has incurred or could be reasonably expected to incur any material liability to, or on account of, a Multiemployer Plan as a result of a violation of Section 515 of ERISA or pursuant to Section 4201, 4204 or 4212(c) of ERISA.

(b)

Except as would not reasonably be expected to have a Material Adverse Effect, each Employee Plan complies in form and operation with ERISA, the Internal Revenue Code and all other applicable laws and regulations.

(c)

Except as would not reasonably be expected to have a Material Adverse Effect, each Employee Plan intended to be qualified under Section 401(a) of the Internal Revenue Code has been determined by the IRS to be so qualified.

(d)

Except as would not reasonably be expected to have a Material Adverse Effect, the present value of the “benefit liabilities” (within the meaning of Section 4001(a)(16) of ERISA) of each Employee Plan subject to Title IV of ERISA (using the actuarial assumptions and methods used by the actuary to that Employee Plan in its most recent valuation of that Employee Plan) does not materially exceed the fair market value of the assets of each such Employee Plan.

(e)

There is no litigation, arbitration, administrative proceeding or claim pending or (to the best of each Obligor and ERISA Affiliates’ knowledge and belief) threatened against or with respect to any Employee Plan (other than routine claims for benefits) which is not frivolous and which has or, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

(f)

Except as would not reasonably be expected to have a Material Adverse Effect, no employee benefit plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Obligors, any of their Subsidiaries or any of their respective ERISA Affiliates.

(g)

Except as would not reasonably be expected to have a Material Adverse Effect, each Obligor and each ERISA Affiliate has made all material contributions to each Employee Plan and Multiemployer Plan required by law within the applicable time limits prescribed by law, the terms of that plan and any contract or agreement requiring contributions to that plan.

(h)

Except as would not reasonably be expected to have a Material Adverse Effect, no Obligor or ERISA Affiliate has ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA, or ceased making contributions to any Employee Plan subject to Section 4064(a) of ERISA to which it made contributions.

	(i)	Except as would not reasonably be expected to have a Material Adverse Effect, no Obligor or ERISA Affiliate has incurred any liability to the PBGC, other than for routine payment of premiums.

	(j)	Except as would not reasonably be expected to have a Material Adverse Effect, no ERISA Event has occurred or is reasonably likely to occur.

19.21	Repetition

The Repeating Representations (and, in the case of paragraph (b) below, the representations set out in Clause 19.7 (Deduction of Tax) and 19.8 (No filing or stamp taxes)) are deemed to be made by each Obligor (by reference to the facts and circumstances then existing) on:

	(a)	the date of each Utilisation Request (other than the first Utilisation Request) and on the first day of each Interest Period; and

	(b)	in the case of an Additional Borrower, the day on which the company becomes (or it is proposed that the company becomes) an Additional Borrower.

20.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Financial statements
The Company:

	(a)	shall supply to the Agent in sufficient copies for all the Lenders as soon as the same become available, but in any event within 120 days after the end of each Group Financial Year:

(i)	its audited consolidated financial statements for that Group Financial Year; and

(ii)	the audited financial statements of each Obligor for that Group Financial Year;

(b)

shall supply to the Agent in sufficient copies for all the Lenders as soon as the same become available, but in any event within 90 days after the end of each half of a Group Financial Year, its consolidated financial statements for that half of the applicable Group Financial Year; and

(c)

may, or, if the Acquisition has not completed on or before 31 December 2011, shall, supply to the Agent (in which case it shall supply sufficient copies for all the Lenders) within 60 days of the last day of the calendar month during which the completion of the Acquisition occurs, its unaudited consolidated financial statements for the 12 month period ending on the last day of that calendar month, provided that:

(i) the financial statements to be provided under paragraph (c) above, and

(ii)

in respect of any Group Financial Year or half of a Group Financial Year during which the completion of the Acquisition occurs, the financial statements to be provided under paragraphs (a)(i) and (b) above, shall be provided on a pro forma basis as if the Target was part of the Group from the beginning of the period to which those financial statements relate.

20.2	Compliance Certificate
(a)

The Company shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a)(i), (b) or (c) of Clause 20.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 21 (Financial covenants) as at the date as at which those financial statements were drawn up.

(b)

Each Compliance Certificate shall be signed by two members of the management committee (or one member of the management committee and one member of senior management) of the Company and if required to be delivered with the financial statements delivered pursuant to paragraph (a)(i) of Clause 20.1 (Financial statements), shall be reported on by the Company’s auditors in the form agreed by the Company and all the Lenders before the date of this Agreement.

20.3	Requirements as to financial statements
(a)

Each set of financial statements delivered by the Company pursuant to Clause 20.1 (Financial statements) shall be certified by a director of the relevant company as fairly representing its (or as the case may be, its consolidated) financial condition as at the end of and for the period in relation to which those financial statements were drawn up.

(b)	The Company shall procure that each set of financial statements delivered pursuant to Clause 20.1 (Financial statements) is prepared using the Accounting Principles.

(i)

The Company shall procure that each set of financial statements of an Obligor delivered pursuant to Clause 20.1 (Financial statements) is prepared using the Accounting Principles and accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements for that Subsidiary unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in the Accounting Principles or the accounting practices or reference periods and its auditors (or, if appropriate, the auditors of the Obligor) deliver to the Agent:

(A)

a description of any change necessary for those financial statements to reflect the Accounting Principles, accounting practices and reference periods upon which that Obligor’s Original Financial Statements were prepared; and

(B)

sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether Clause 21 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and that Obligor’s Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

(c)

If the Company notifies the Agent of a change in accordance with paragraph (b) of Clause 20.3 (Requirements as to financial statements) the Company and the Agent shall enter into negotiations in good faith for a minimum period of 30 days with a view to agreeing any amendments to this Agreement which are necessary as a result of the change. To the extent practicable these amendments will be such as to ensure that the change does not result in any material alteration in the commercial effect of the obligations in this Agreement. If any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

20.4	Information: miscellaneous
The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a) all documents dispatched by the Company to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)

promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group and not frivolous and which, if adversely determined, has, or could reasonably be expected to have a Material Adverse Effect; and

(c)

promptly, such further reasonable information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request other than information which the Company is precluded by law or regulation from disclosing (provided that the Company shall use all reasonable endeavours to obtain any Authorisation required for the disclosure thereof to the Agent).

20.5	Information: the Acquisition
(a)

In the event that the Company reasonably believes that an event or circumstance has occurred, or is reasonably likely to occur, which would constitute a “Company Material Adverse Effect” under and as defined in the Acquisition Agreement, it shall promptly notify the Agent thereof, and, following such notice (or following any notice by the Agent to the Company that in the reasonable opinion of the Majority Lenders a Company Material Adverse Effect under the Acquisition Agreement has occurred or is reasonably likely to occur), the Company, at the request of the Agent, shall consult in good faith with the Lenders as to what action (if any) should be taken as a consequence thereof.

(b)	The Company shall promptly notify the Agent if it becomes aware that the Acquisition Agreement has been terminated.

(c)

The Company shall provide such other information as is reasonably necessary to keep the Agent informed as to the status and progress of the Acquisition from time to time (including, without limitation, the level of acceptances of the offer made in connection with the Acquisition), and shall provide such other information in relation to the Acquisition and the status and progress thereof as the Agent may reasonably request from time to time.

20.6	Notification of default
(a)

Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)

Promptly upon a request by the Agent, the Company shall supply to the Agent a certificate signed by two of its directors or senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

20.7	“Know your customer” checks
(a)	If:

	(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

	(ii)	any change in the status of an Obligor after the date of this Agreement; or

	(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent (for itself or on behalf of any Lender) supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lenders or in the event described in paragraph (iii) above, on behalf of any prospective new Lenders) in order for the Agent, such Lender or, in the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar money laundering checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)

Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)

The Company shall, by not less than 10 Business Days’ prior written notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its wholly-owned Subsidiaries that operates as a finance company for the Group becomes an Additional Borrower pursuant to Clause 25 (Changes to the Obligors).

(d)

Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Borrower obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender or any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Borrower.

20.8	ERISA
Each Obligor shall:

(a) promptly upon a request by the Agent, deliver to the Agent copies of Schedule B (Actuarial Information) to the Annual Report (IRS Form 5500 Series) with respect to each Employee Plan;

(b)

within seven days after it or any ERISA Affiliate becomes aware that any ERISA Event has occurred that, alone or together with other ERISA Events, would reasonably be expected to result in an increased liability of the Obligor or any ERISA Affiliates in an aggregate amount more than CHF35,000,000, deliver to the Agent a statement signed by a director or other authorised signatory of an Obligor or ERISA Affiliate describing that ERISA Event and the action, if any, taken or proposed to be taken with respect to that ERISA Event; and

(c)

within seven days after receipt by it or any ERISA Affiliate or any administrator of an Employee Plan, deliver to the Agent copies of each notice from the PBGC stating its intention to terminate any Employee Plan or to have a trustee appointed to administer any Employee Plan.

21.	FINANCIAL COVENANTS

21.1	Financial definitions
In this Clause 21:

“Borrowings” means, at any time, the outstanding principal, capital or nominal amount and any fixed or minimum premium payable on prepayment or redemption of any indebtedness for or in respect of:

(a) moneys borrowed;

(b) any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;

(c) any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d) the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with the Accounting Principles, be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any counter-indemnity obligation in respect of a guarantee, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(g)	any amount raised by the issue of redeemable shares which are redeemable before the Termination Date;

(h)

any amount of any liability under an advance or deferred purchase agreement if (i) the primary reason behind the entry into the agreement is to raise finance or (ii) the agreement is in respect of the supply of assets or services and payment is due more than 120 days after the date of supply;

(i)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing; and

(j)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

“Cash” means, at any time, cash at bank to which a member of the Group is alone beneficially entitled and for so long as:

(a)	that cash is freely withdrawable;

(b)	repayment of that cash is not contingent on the prior discharge of any other indebtedness of any Group member or of any other person whatsoever or on the satisfaction of any other condition;

(c)	there is no Security over that cash; and

(d)	such cash is freely and immediately available to be applied in repayment or prepayment of the Borrowings of the Group.

“Cash Equivalent Investments” means at any time:

(a)	certificates of deposit maturing within one year after the relevant date of calculation and issued by an Acceptable Bank;

(b)

any investment in marketable debt obligations issued or guaranteed by the government of the United States (or any state or municipality of the United States), the United Kingdom, Norway, Austria, Belgium, Bulgaria, Denmark, Finland, France, Germany, Luxembourg, Netherlands, Sweden, Switzerland, China or by an instrumentality or agency of any of them having an equivalent credit rating, maturing within one year after the relevant date of calculation, not convertible or exchangeable to any other security and, in the case of debt obligations issued or guaranteed by (i) the government of China or by an instrumentality or agency thereof, which are denominated and payable in a freely transferable currency and (ii) any state or municipality of the United States (or any instrumentality or agency of any of them), such state or municipality or instrumentality or agency thereof has a long-term unsecured and non-credit enhanced rating for its debt obligations that is equivalent to A by Standard & Poor’s Rating Services or Fitch Ratings Ltd or A2 by Moody’s Investor Services Limited, or higher;

(c)	commercial paper not convertible or exchangeable to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued by an issuer incorporated in the United States, the United Kingdom, Norway, Austria, Belgium, Bulgaria, Denmark, Finland, France, Germany, Luxembourg, Netherlands, Sweden, Switzerland or China;

(iii)	which matures within one year after the relevant date of calculation;

(iv)

which has a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or P-1 or higher by Moody’s Investor Services Limited, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating; and

(v)	if issued by an issuer incorporated in China, which is denominated and payable in a freely transferable currency;

(d)	sterling bills of exchange eligible for rediscount at the Bank of England and accepted by an Acceptable Bank (or their dematerialised equivalent);

(e)

any investment accessible within 30 days in money market funds which have a credit rating of either A-1 or higher by Standard & Poor’s Rating Services or Fitch Rating Ltd or P-1 or higher by Moody’s Investor Services Limited and which invest substantially all their assets in securities of the types described in paragraphs (a) to (d) above; or

(f)	any other debt security approved by the Majority Lenders,

in each case, to which any member of the Group is beneficially entitled at that time and which is not issued or guaranteed by any member of the Group or subject to any Security.

“Consolidated EBIT” means the consolidated profits of the Group from ordinary activities before taxation:

(a)	before deducting any Consolidated Net Finance Charges;

(b)	before taking into account any accrued interest owing to any member of the Group;

(c)	before taking into account any items treated as exceptional or extraordinary items;

(d)	before deducting any Acquisition Costs;

(e)	after deducting the amount of any profit of any member of the Group which is attributable to minority interests;

(f)

after deducting the amount of any profit of any investment or entity (which is not itself a member of the Group) in which any member of the Group has an ownership interest to the extent that the amount of such profit included in the financial statements of the Group exceeds the amount (net of applicable withholding tax) received in cash by members of the Group through distributions by such investment or entity;

	(g)	before taking into account any unrealised exchange gains and losses including those arising on translation of currency debt; and

	(h)	before taking into account any gain or loss arising from an upward or downward revaluation of any asset at any time before 31 December 2010,

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining profits of the Group from ordinary activities before taxation.

“Consolidated EBITDA” means Consolidated EBIT before deducting any amount attributable to the amortisation of intangible assets or the depreciation of tangible assets.

“Consolidated Net Finance Charges” means, for any Relevant Period, the aggregate amount of the accrued interest, commission, fees, discounts, prepayment penalties or premiums and other finance payments in respect of Borrowings whether paid, payable or capitalised by any member of the Group in respect of that Relevant Period:

	(a)	excluding any such obligations owed to any other member of the Group;

	(b)	including the interest element of leasing and hire purchase payments;

	(c)	including any accrued commission, fees, discounts and other finance payments payable by any member of the Group under any interest rate hedging arrangement;

	(d)	deducting any accrued commission, fees, discounts and other finance payments owing to any member of the Group under any interest rate hedging instrument; and

	(e)	deducting any accrued interest owing to any member of the Group on any deposit or bank account.

“Consolidated Total Net Debt” means, at any time, the aggregate amount of all obligations of the Group for or in respect of Borrowings but:

	(a)	excluding any such obligations to any other member of the Group;

	(b)	including, in the case of finance leases, only the capitalised value therefore; and

	(c)	deducting the aggregate amount of freely available Cash and Cash Equivalent Investments held by any member of the Group at such time,

and so that no amount shall be included or excluded more than once.

“Group Financial Year” means the annual consolidated accounting period of the Group ending on or about 31 December in each year.

“Leverage” means the ratio of Consolidated Total Net Debt on a specified date to Consolidated EBITDA in respect of any Relevant Period ending on such date.

“Relevant Period” means each period of 12 months ending on the last day of the Group Financial Year, each period of 12 months ending on the last day of each financial half year of the Group Financial Year and, if financial statements are delivered pursuant to paragraph (c) of Clause 20.1 (Financial statements), the period of 12 months ending on the last day of the calendar month during which completion of the Acquisition occurs.

21.2	Financial condition

(a)	Subject to paragraphs (b) and (c) below, the Company shall ensure that:

(i) in respect of each Relevant Period ending prior to 31 December 2012, Leverage does not exceed 3.75:1;

(ii) in respect of each Relevant Period ending on or after 31 December 2012 and prior to 31 December 2013, Leverage does not exceed 3.50:1; and

(iii) in respect of each Relevant Period ending on 31 December 2013 and thereafter, Leverage does not exceed 3.25:1.

(b)

Subject to paragraph (c) below, if, on any date on which it is tested, Leverage is less than 2.50:1 and Facility A1 and Facility A2 have each been irrevocably repaid or prepaid and cancelled in full (the “Fall Away Date”), paragraph (a) shall no longer apply.

(c)	If, on any date on which it is tested after the Fall Away Date, Leverage is equal to or greater than 3.00:1, the Company shall ensure that thereafter Leverage does not exceed 3.75:1.

21.3	Financial testing

The requirements set out in Clause 21.2 (Financial condition) shall be tested by reference to each of the financial statements delivered pursuant to Clause 20.1 (Financial Statements) and each Compliance Certificate delivered pursuant to Clause 20.2 (Compliance Certificate).

22.	GENERAL UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Authorisations

Each Obligor shall promptly obtain, comply with and do all that is necessary to maintain in full force and effect any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

22.2	Compliance with laws

Each Obligor shall comply (and shall procure that each other member of the Group complies) in all respects with all laws (including Environmental Law and those relating to the payment of Taxes) to which it may be subject, if failure so to comply has or could reasonably be expected to have, a Material Adverse Effect.

22.3	Negative pledge
(a)	No Obligor shall (and the Company shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)	No Obligor shall (and the Company shall ensure that no other member of the Group will):

(i)

sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group, save to the extent permitted by Clause 22.4 (Disposals);

	(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms, save to the extent permitted by Clause 22.4 (Disposals); or

	(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

	(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to:

	(i)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

	(ii)	any lien or right of set-off arising by operation of law;

(iii)

any payment or close out netting or set-off arrangement or any Security or Quasi-Security under a credit support arrangement pursuant to any transaction entered into by a member of the Group for the purpose of:

(A)	hedging any risk to which any member of the Group is exposed in its ordinary course of trading; or

(B)	its interest rate or currency or energy cost management operations which are carried out in the ordinary course of business and for non-speculative purposes only;

(iv)	any Security over or affecting (or transaction (“Quasi-Security”) described in paragraph (b) above affecting) any asset acquired by a member of the Group after the date of this Agreement if:

(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(B)	the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by a member of the Group; and

(C)	the Security or Quasi-Security is removed or discharged within three months of the date of acquisition of such asset;

(v)

any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Group, if:

(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that company;

(B)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(C)	the Security or Quasi-Security is removed or discharged within three months of that company becoming a member of the Group;

(vi)

any Quasi-Security entered into in the ordinary course of business or any arrangement or transaction described in paragraph (b) above, entered into in the ordinary course of day to day business of the Group;

(vii)	any Quasi-Security entered into pursuant to any Finance Document;

(viii)

any Security or Quasi-Security arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a member of the Group in the ordinary course of business and on the supplier’s standard or usual terms and not arising as a result of a default by a member of the Group;

(ix)

any Security or Quasi-Security over or affecting goods (or documents of title or contracts of insurance relating to such goods) arising in the course of trade or receivables financing in the ordinary course of business;

(x)	any Security or Quasi-Security created by an Obligor in favour of another Obligor;

(xi)	any Security or Quasi-Security created by a member of the Group that is not an Obligor in favour of another member of the Group;

(xii)

any Security or Quasi-Security created by an Obligor in favour of another member of the Group that is not an Obligor, securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security or Quasi-Security permitted under this paragraph (xii)) does not exceed CHF25,000,000 (or its equivalent in another currency or currencies);

(xiii)

any Security or Quasi-Security provided in substitution for any Security or Quasi-Security which is permitted by the provisions of this paragraph (c) over the same or substituted assets provided that the replacement security secures Financial Indebtedness of no greater value than the security that it replaces;

(xiv)	any Security or Quasi-Security arising as a result of a disposal which is not prohibited under Clause 22.4 (Disposals));

(xv)	any Security or Quasi-Security created in respect of a Permitted Receivables Securitisation;

(xvi)	any Security or Quasi-Security created or permitted to subsist with the prior written consent of the Majority Lenders;

(xvii)	that Security created as at the date of this Agreement over the Permitted Monetisation Assets; and

(xviii)

any Security or Quasi-Security securing indebtedness the principal amount of which (when aggregated with the principal amount of any other indebtedness which has the benefit of Security or Quasi-Security given by any member of the Group other than any permitted under paragraphs (i) to (xvii) above) does not exceed CHF100,000,000 (or its equivalent in another currency or currencies).

22.4	Disposals
(a)

No Obligor shall (and the Company shall ensure that no Material Company will) enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i) made at any time prior to the date on which Facility A1, Facility A2 and Facility B have each been irrevocably repaid or prepaid and cancelled in full, and:

(A)	made on arm’s length terms;

(B)	made by any Obligor or Material Company to an Obligor; or

(C)	made by any Material Company (other than an Obligor) to another member of the Group which is not an Obligor;

	(ii)	made in the ordinary course of day to day business of the disposing entity;

	(iii)	of assets where the proceeds of disposal are reinvested in other assets comparable or superior as to type, value and quality;

	(iv)	made by any Obligor to an Obligor;

	(v)	made by any Material Company (other than an Obligor) to another member of the Group;

	(vi)	of Cash Equivalent Investments for Cash or in exchange for other Cash Equivalent Investments;

	(vii)	of obsolete or redundant plant, machinery or vehicles;

	(viii)	arising as a result of the creation of any Security that is not prohibited under Clause 22.3 (Negative pledge);

	(ix)	of assets to a Permitted Joint Venture;

	(x)	of Intellectual Property by licence to a third party on arm’s length terms;

	(xi)	by way of a Permitted Receivables Securitisation;

	(xii)	made with the prior written consent of the Majority Lenders;

	(xiii)	a Permitted Monetisation Disposal; or

(xiv)

of any other assets where the higher of the market value or consideration receivable (when aggregated with the higher of the market value or consideration receivable for any other sale, lease, transfer or other disposal by the Group, other than any permitted under paragraphs (i) to (xiii) above) does not exceed CHF250,000,000 (or its equivalent in another currency or currencies) in any Group Financial Year.

22.5	Merger

No Obligor shall enter into any amalgamation, demerger, merger or corporate reconstruction (for the avoidance of doubt this shall not restrict the restructuring of business sectors or units of the Company within the Group).

22.6	Change of business
The Company shall procure that no substantial change is made to the general nature of its business or the Group’s business from that carried on at the date of this Agreement.

22.7	Insurance

Each Obligor shall (and the Company shall ensure that each member of the Group will) maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business.

22.8	Acquisitions
(a)	No Obligor shall (and the Company shall ensure that no other member of the Group will) acquire any company, business, assets or undertaking.

(b)	Paragraph (a) above shall not apply to:

(i) the Acquisition;

(ii) any acquisition the consideration for which is funded entirely from the proceeds of the issuance of any shares in the Company made after the date of this Agreement;

(iii) the acquisition by any member of the Group of a single biotechnology manufacturing plant, in either Singapore, the United States or the Republic of Ireland;

(iv) the acquisition by any member of the Group of shares in any other member of the Group;

(v)

any acquisition made at any time after the date on which Facility A1, Facility A2 and Facility B have each been irrevocably repaid or prepaid and cancelled in full and where the consideration for such acquisition is funded entirely from the cash or cash equivalent proceeds (including, when received, the cash or cash equivalent proceeds of any deferred consideration, whether by way of adjustment to the purchase price or otherwise, and any amount received in repayment of any intercompany debt) received by a member of the Group in connection with the sale, transfer or other disposal by any member of the Group of an asset which is permitted under Clause 22.4 (Disposals); or

(vi)

any other acquisition not falling under paragraphs (i) to (v) above, provided that the aggregate consideration for all such acquisitions made by members of the Group does not, (A) prior to the date on which Facility A1, Facility A2 and Facility B have each been irrevocably repaid or prepaid and cancelled in full and Leverage is less than 2.00:1, exceed CHF400,000,000 in any Group Financial Year and CHF800,000,000 in total from the date of this Agreement, and (B) thereafter, exceed CHF600,000,000 in any Group Financial Year.

22.9	Guarantees
No Obligor shall (and the Company shall ensure that no member of the Group will) give any guarantee, indemnity or other assurance against financial loss other than a Permitted Guarantee.

22.10	Financial Indebtedness

The Company shall ensure that none of its Subsidiaries incur any Financial Indebtedness other than Permitted Financial Indebtedness.

22.11	Intellectual Property
Each Obligor shall (and the Company shall procure that each Group member will):

(i) preserve and maintain the subsistence and validity of the Intellectual Property necessary for the business of the relevant Group member;

(ii) use reasonable endeavours to prevent any infringement in any material respect of such Intellectual Property;

(iii) make registrations and pay all registration fees and taxes necessary to maintain such Intellectual Property in full force and effect and record its interest in such Intellectual Property;

(iv)

not use or permit such Intellectual Property to be used in a way or take any step or omit to take any step in respect of such Intellectual Property which may materially and adversely affect the existence or value of such Intellectual Property or imperil the right of any member of the Group to use such property; and

(v) not discontinue the use of such Intellectual Property,

where failure to do so, in the case of paragraphs (i) and (ii) above, or, in the case of paragraphs (iv) and (v) above, such use, permission to use, omission or discontinuation has, or could reasonably be expected to have, a Material Adverse Effect.

22.12	Pari passu ranking

Each Obligor shall ensure that its obligations under the Finance Documents rank at all times at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

22.13	Compliance with, Twenty Non-Bank Rule and One Hundred Non-Bank Rule

Each Swiss Borrower shall ensure at any time that it is in compliance with the, Twenty Non-Bank Rule and One Hundred Non-Bank Rule, provided that a Swiss Borrower shall not be in breach of this undertaking if its number of creditors in respect of either the, Twenty Non-Bank Rule or the One Hundred Non-Bank Rule is exceeded solely by reason of (i) a failure by one or more Lenders to comply with their obligations under Clause 24 (Changes to the Lenders) or (ii) misrepresenting its Lender Status. For the purposes of compliance with the Swiss Withholding Tax Rules, the Company shall assume for the purposes of determining the total number of creditors which are not Qualifying Institutions that at all times there are seven (7) Lenders that are not Qualifying Institutions under this Agreement.

22.14	The Acquisition
The Company shall not, without the consent of the Agent,

(i) materially amend or modify the Acquisition Agreement; or

(ii) grant any material waiver in respect of any term of the Acquisition Agreement, provided that, subject to paragraph (a) of Clause 20.5 (Information: the Acquisition), this shall not prohibit a waiver of any condition to closing of the Acquisition other than the Minimum Condition.

22.15	Anti-Terrorism Laws
(a)

Each member of the Group will not contribute or otherwise make available the proceeds of any Facility, directly or, to the knowledge of any member of the Group, indirectly, to any person (whether or not related to any member of the Group) for the purpose of financing the activities of any person which is currently listed on a Sanctions List or currently located in a Sanctioned Country, to the extent such contribution or provision of proceeds would be prohibited by Sanctions or would otherwise cause any person to be in breach of Sanctions.

(b)

Each member of the Group shall not fund all or part of any repayment under any Facility out of proceeds derived from transactions which would be prohibited by Sanctions or would otherwise cause any person to be in breach of Sanctions.

(c)	Each member of the Group shall ensure that appropriate controls and safeguards are in place designed to prevent any proceeds of the Facilities from being used contrary to paragraph (a) above.

23.	EVENTS OF DEFAULT

Each of the events or circumstances set out in this Clause 23 is an Event of Default (save for Clause 23.15 (Acceleration)).

23.1	Non-payment
An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a) its failure to pay is caused by:

(i)	administrative or technical error; or

(ii)	a Disruption Event; and

(b) payment is made within five Business Days of its due date.

23.2	Financial covenants
Any requirement of Clause 21 (Financial covenants) is not satisfied.

23.3	Other obligations
(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 23.1 (Non-payment) and Clause 23.2 (Financial covenants)).

(b)

No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 20 Business Days of the earlier of the Agent giving notice to the Company or the relevant Obligor becoming aware of the failure to comply.

23.4	Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or deemed to be made and which, if capable of remedy, has not been remedied within 20 Business Days from the date which the relevant Obligor became aware that the representation or statement proved to be incorrect or misleading.

23.5	Cross default
(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)

Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

(e)

No Event of Default will occur under this Clause 23.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than CHF40,000,000 (or its equivalent in any other currency or currencies).

23.6	Insolvency
(a)

An Obligor or a Material Company is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (other than negotiations with the Finance Parties acting together in their capacity as Finance Parties under this Agreement) with a view to rescheduling any of its indebtedness.

(b)	A moratorium is declared in respect of any indebtedness of an Obligor or any Material Company.

23.7	Insolvency proceedings
Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(a)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of an Obligor or a Material Company, other than a solvent liquidation or reorganisation taking place with the written consent of the Majority Lenders;

(b) a composition, compromise, assignment or arrangement with any creditor of an Obligor or any Material Company;

(c)

the appointment of a liquidator (other than in respect of a solvent liquidation of an Obligor taking place with the written consent of the Majority Lenders), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of an Obligor or a Material Company or any of its assets; or

(d) enforcement of any Security over any assets of any member of the Group,

or any analogous procedure or step is taken in any jurisdiction.

This Clause 23.7 shall not apply (i) to any winding-up petition or application for the appointment of an administrator which is frivolous or vexatious, being contested in good faith and which is discharged, stayed or dismissed within 28 days, nor (ii) in the case of paragraph (d) above, to any enforcement of any Security over any assets, unless the value of those assets exceeds CHF35,000,000 (or its equivalent in any other currency or currencies).

23.8	Creditors’ process

Any expropriation, attachment, sequestration, distress or execution affects any asset or assets of a member of the Group having an aggregate value of CHF35,000,000 (or its equivalent in any other currency or currencies) and is not discharged within 28 days.

23.9	Ownership of Obligors
An Obligor (other than the Company) ceases to be a Subsidiary of the Company.

23.10	Unlawfulness
It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

23.11	Repudiation
An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

23.12	Material adverse change
Any event or circumstance occurs which has or could reasonably be expected to have a Material Adverse Effect.

23.13	ERISA
Any ERISA Event occurs that individually or in aggregate would reasonably be expected to have a Material Adverse Effect.

23.14	US insolvency proceedings
(a)	An involuntary proceeding is commenced or an involuntary petition is filed in a court of competent jurisdiction in the United States seeking:

(i) relief in respect of any Obligor or Material Company, or of a substantial part of the property or assets of any Obligor or Material Company, under US Bankruptcy Law;

(ii)

the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Obligor or Material Company or for a substantial part of the property or assets of any Obligor or Material Company; or

(iii) the winding-up or liquidation of any Obligor or Material Company,

and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered.

(b)	Any Obligor or Material Company:

(i) voluntarily commences any proceeding or file any petition seeking relief under US Bankruptcy Law;

(ii) consents to the institution of, or fails to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (a) above;

(iii)

applies for or consent to the appointment, pursuant to the laws of the United States or any state thereof, of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Obligor or Material Company or for a substantial part of the property or assets of any Obligor or Material Company;

	(iv)	files an answer admitting the material allegations of a petition filed against it in any such proceeding; or

	(v)	takes any action for the purpose of effecting any of the matters set out in paragraphs (i) to (iv) above.

23.15	Acceleration
(a)

On and at any time after the occurrence of an Event of Default which, other than an Event of Default referred to in paragraph (b) below, is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

	(i)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(ii)

declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

	(iii)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders.

(b)	If an Event of Default occurs under Clause 23.14 (US Insolvency Proceedings):

	(i)	the Total Commitments shall immediately be cancelled; and

	(ii)	all of the Loans, together with accrued interest, and all other amounts accrued under the Finance Documents shall be immediately due and payable;

	(iii)	in each case automatically and without any direction, notice, declaration or other act.

23.16	Clean-up Period
(a)	In this Clause 23.16:

“Clean-up Default” means any Event of Default existing on or arising after the Initial Term Loan Utilisation Date other than an Event of Default under Clause 23.6 (Insolvency), 23.7 (Insolvency proceedings) or 23.14 (US Insolvency Proceedings).

“Clean-up Period” means the period of 100 days from and including the Initial Term Loan Utilisation Date.

(b)	If, during the Clean-up Period, any event or circumstance has occurred or exists with respect to any member of the Target Group which would constitute a Clean-up Default:

(i)

promptly upon becoming aware of its occurrence or existence, the Company shall notify the Agent of that Clean-up Default and the related event or circumstance (and the steps, if any, being taken to remedy it); and

	(ii)	subject to paragraph (c) below, during the Clean-up Period that Clean-up Default shall not constitute a Default or Event of Default, operate so as to prevent any Utilisation being made, or entitle the Agent to give any notice under Clause 23.15 (Acceleration) (or take any other enforcement action it might otherwise be entitled to take) with respect to that Clean-up Default and no other Finance Party shall be entitled to take any action with respect to that Clean-up Default until (if that Clean-up Default is then continuing) the date immediately after the end of the Clean-up Period.

(c)	Paragraph (b)(ii) above shall not apply with respect to any Clean-up Default that:

	(i)	was procured or approved by the Company;

	(ii)	is not capable of remedy;

	(iii)	is capable of remedy and reasonable steps are not being taken to remedy it or the event or circumstance which gave rise to it; or

	(iv)	has a Material Adverse Effect.

(d)

For the avoidance of doubt, paragraph (b)(ii) above shall not restrict the Agent’s right to give any notice under Clause 23.15 (Acceleration) or any other Finance Party’s right to take any action with respect to any Default which is not a Clean-up Default.

SECTION 9

CHANGES TO PARTIES

24.	CHANGES TO THE LENDERS

24.1	Assignments and transfers by the Lenders
Subject to this Clause 24, a Lender (the “Existing Lender”) may:

	(a)	assign any of its rights; or

	(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

24.2	Conditions of assignment or transfer
(a)

Unless an Event of Default has occurred and is continuing, the written consent of the Company is required for an assignment or transfer by an Existing Lender, unless the assignment or transfer is to another Lender or (provided that it is a US Zero Rated Lender and is either a Qualifying Institution or has the same Lender Status as the Existing Lender) an Affiliate of a Lender, which shall in each case be (i) a Qualifying Institution, or (ii) a Permitted Non-Qualifying Lender.

(b)

The consent of the Company under paragraph (a) above to an assignment or transfer must not be unreasonably withheld or delayed, save that, in the case of a transfer to a trust, fund or other entity which is not a bank or financial institution, the Company may withhold its consent in its absolute discretion. The consent of the Company is not deemed to be unreasonably withheld if the proposed assignment or transfer would lead to a breach of the Ten Non-Bank Rule. The Company will be deemed to have given its consent 10 Business Days after the Existing Lender has requested it unless consent is expressly refused by the Company within that time.

(c)

The Company shall have the right to withhold consent (but, for the avoidance of doubt, this shall not be deemed to give the Company a consent right where it would otherwise not have such a right under paragraph (a) above) with respect to an assignment or transfer if:

	(i)	immediately following such assignment or transfer the number of Lenders under this Agreement that are not Qualifying Institutions would exceed seven (7) in aggregate; or

	(ii)	such assignment or transfer is to a proposed New Lender which is not a US Zero Rated Lender.

(d)	Whilst an Event of Default is continuing:

(i)

no less than 5 Business Days prior to an assignment or transfer to an entity which is not a bank or financial institution and which is not another Lender, an Existing Lender shall give written notice to the Company of its intention to make that assignment or transfer, together with the name of the proposed New Lender; and

	(ii)	if, within 5 Business Days of the date of the notice under paragraph (i) above, the Company notifies the Existing Lender (and provides supporting evidence in form and substance reasonably satisfactory to the Existing Lender) that that assignment or transfer would result in there being more than seven (7) Lenders that are not Qualifying Institutions, the Existing Lender shall not effect that assignment or transfer.

(e)	Each Lender which was a Qualifying Institution on the date on which it became a party to this Agreement, agrees that:

(i)

on each date that it is due to receive a payment under any Finance Document, it shall be deemed to confirm that it is a Qualifying Institution (unless it has previously notified the Company otherwise);

	(ii)	it shall promptly notify the Company if it becomes aware that it is no longer a Qualifying Institution; and

(iii)

if, following a notification under paragraph (ii) above, the Company gives notice to such Lender that its change in Lender Status has resulted in there being more than seven (7) Lenders that are not Qualifying Institutions, that Lender shall (as soon as reasonably practicable following receipt of such notice) transfer pursuant to this Clause 24 all (and not part only) of its rights and obligations in respect of the Facilities to one or more Lenders or other banks or financial institutions (a “Tax Replacement Lender”) that is/are Qualifying Institutions and which is/are selected by the Company (each of which shall not be a member of the Group) and each of which confirms in writing its willingness to assume and does assume all the obligations of such transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest (to the extent that the Agent has not given a notification under Clause 24.9 (Pro rata interest settlement)), Break Costs and other amounts payable in relation thereto under the Finance Documents. Provided that any transfer of rights and obligations of a Lender pursuant to this paragraph (iii) shall be subject to the following conditions:

		(A)	the Company shall have no right to replace the Agent;

		(B)	neither the Agent nor the transferring Lender shall have any obligation to the Company to find a Tax Replacement Lender;

		(C)	the transfer must take place no later than 45 days after the notice referred to above; and

		(D)	in no event shall the transferring Lender be required to pay or surrender to the Tax Replacement Lender any of the fees received by the transferring Lender pursuant to the Finance Documents.

(f)

A transfer or assignment of part of a Lender’s Commitment or participation under this Agreement shall be in a minimum amount of US$5,000,000, or in the case of a Facility C Commitment or a participation under a Facility C Loan, CHF5,000,000 (or, in each case, its equivalent in another currency or currencies).

(g)	The consent of the Company to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

(h)

A transfer or assignment will only be effective if paragraphs (a), (b), (c) and (d) above (in each case to the extent applicable) are complied with, and, in addition, a transfer will only be effective if the procedure set out in Clause 24.5 (Procedure for transfer) is complied with, and an assignment will only be effective if the procedure set out in Clause 24.6 (Procedure for assignment) is complied with.

(i)	If:

(i) a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)

as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 13 (Tax gross-up and indemnities) or Clause 14 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

(j)

Each New Lender, by executing the relevant Transfer Certificate or Assignment Agreement, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with this Agreement on or prior to the date on which the transfer or assignment becomes effective in accordance with this Agreement and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

(k)

At any time that the Target remains a US publicly-listed company, any assignment or transfer by an Existing Lender will only be effective if the New Lender is acting through a Facility Office which is located outside of the United States.

24.3	Assignment or transfer fee
The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of CHF2,500.

24.4	Limitation of responsibility of Existing Lenders
(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i) the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii) the financial condition of any Obligor;

(iii) the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv) the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)

has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)

will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i) accept a re-transfer or re-assignment from a New Lender of any of the rights and obligations assigned or transferred under this Clause 24; or

(ii) support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

24.5	Procedure for transfer
(a)

Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)

The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	Subject to Clause 24.9 (Pro rata interest settlement), on the Transfer Date:

(i)

to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii) each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and

Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)

the Agent, the Arrangers, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arrangers and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

	(iv)	the New Lender shall become a Party as a “Lender”.

24.6	Procedure for assignment
(a)

Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer), an assignment may be effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Assignment Agreement delivered to it by the Existing Lender and the New Lender. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Assignment Agreement appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Assignment Agreement.

(b)

The Agent shall only be obliged to execute an Assignment Agreement delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)	Subject to Clause 24.9 (Pro rata interest settlement), on the Transfer Date:

	(i)	the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Assignment Agreement;

(ii)

the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the “Relevant Obligations”) and expressed to be the subject of the release in the Assignment Agreement; and

	(iii)	the New Lender shall become a Party as a “Lender” and will be bound by obligations equivalent to the Relevant Obligations.

(d)

Lenders may utilise procedures other than those set out in this Clause 24.6 to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with Clause 24.5 (Procedure for transfer), to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in Clause 24.2 (Conditions of assignment or transfer).

24.7	Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, an Assignment Agreement or an Increase Confirmation, send to the Company a copy of that Transfer Certificate, Assignment Agreement or Increase Confirmation.

24.8	Security over Lenders’ rights

In addition to the other rights provided to Lenders under this Clause 24, each Lender may, without consulting with or obtaining consent from any Obligor, at any time charge, assign or otherwise create Security in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

	(a)	any charge, assignment or other Security to secure obligations to a federal reserve or central bank; and

(b)

in the case of any Lender which is a fund, any charge, assignment or other Security granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security shall:

(i)

release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security for the Lender as a party to any of the Finance Documents; or

	(ii)	entitle the beneficiary of the relevant charge, assignment or Security to require the relevant Lender to take or omit taking any action under the Finance Documents.

24.9	Pro rata interest settlement

If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any transfer pursuant to Clause 24.5 (Procedure for transfer) or any assignment pursuant to Clause 24.6 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(a)

any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (“Accrued Amounts”) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six Months, on the next of the dates which falls at six Monthly intervals after the first day of that Interest Period); and

	(b)	the rights assigned or transferred by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(i)	when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(ii)

the amount payable to the New Lender on that date will be the amount which would, but for the application of this Clause 24.9, have been payable to it on that date, but after deduction of the Accrued Amounts.

24.10	Participation and Sub-participation
(a)

For the avoidance of doubt, nothing in this Clause 24 restricts any Lender from entering into any agreement with another person under which payments are made by reference to the Agreement, provided such agreement is not treated as a participation and/or sub-participation for the purposes of the Guidelines nor purports to give such other person, whether upon the occurrence of any contingency or otherwise:

(i) any direct legal or beneficial rights under the Agreement;

(ii)

any right to direct the exercise by the Lender, participant, or sub-participant (as applicable) of any rights it may have under the Finance Documents or any participation or sub-participation agreement, or

(iii) any right to require physical delivery of any interest (including some or all of any loan, or other interest) in the Agreement under any circumstances.

(b)

In case a participation and/or a sub-participation within the meaning of the Guidelines is contemplated, the rules provided by Clause 24.2 (Conditions of assignment or transfer) shall apply mutatis mutandis to such participation or sub-participation, as applicable.

25.	CHANGES TO THE OBLIGORS

25.1	Assignments and transfer by Obligors
(a)	Subject to paragraph (b) below, no Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

(b)	Subject to this Clause 25, a Borrower (the “Transferor Borrower”) may transfer by novation all or part of its rights and obligations to another Borrower (the “Transferee Borrower”).

(c)	A transfer under paragraph (b) above will only be effective if the procedure set out in Clause 25.2 (Procedure for transfer by Borrowers) is complied with.

25.2	Procedure for transfer by Borrowers
(a)

A transfer is effected in accordance with paragraph (b) below when the Agent executes an otherwise duly completed Borrower Transfer Certificate delivered to it by the Transferor Borrower and the Transferee Borrower. The Agent shall, as soon as reasonably practicable after receipt by it of a duly completed Borrower Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Borrower Transfer Certificate.

(b)	On the Transfer Date:

(i)

to the extent only that in the Borrower Transfer Certificate the Transferor Borrower seeks to transfer by novation its rights and obligations under the Finance Documents, the Transferor Borrower and each of the other Parties shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii) the Transferee Borrower and each of the other Parties shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged

Rights and Obligations only insofar as the Transferee Borrower and that Party have assumed and/or acquired the same in place of the Transferor Borrower and that Party; and

(iii)

the Guarantor shall assume the same obligations to the Finance Parties in respect of the Transferee Borrower and the rights and obligations transferred to it, as it owed to the Finance Parties in respect of the Transferor Borrower and those rights and obligations.

25.3	Additional Borrowers
(a)

Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 20.7 (“Know your customer” checks), the Company may request that any of its wholly owned Subsidiaries that operates as a finance company for the Group becomes an Additional Borrower. That Subsidiary shall become an Additional Borrower if:

	(i)	either:

		(A)	all the Lenders approve the addition of that Subsidiary; or

		(B)	that Subsidiary is incorporated in an Approved Jurisdiction;

	(ii)	the Company delivers to the Agent a duly completed and executed Accession Letter;

	(iii)	the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(iv)

the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent, acting reasonably.

(b)

The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it, acting reasonably) all the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent).

25.4	Resignation of a Borrower
(a)	The Company may request that a Borrower (other than the Company) ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

	(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

	(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents,

whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

25.5	Repetition of Representations
Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations and each of the representations set out in Clause 19.7 (Deduction of

Tax) and 19.8 (No filing or stamp taxes) are true and correct in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

SECTION 10

THE FINANCE PARTIES

26.	ROLE OF THE AGENT AND THE ARRANGERS

26.1	Appointment of the Agent
(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)

Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

26.2	Duties of the Agent
(a)	Subject to paragraph (b) below, the Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)

Without prejudice to Clause 24.7 (Copy of Transfer Certificate, Assignment Agreement or Increase Confirmation to Company), paragraph (a) above shall not apply to any Transfer Certificate, Assignment Agreement or Increase Confirmation.

(c)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(d)

If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(e)

If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arrangers) under this Agreement it shall promptly notify the other Finance Parties.

(f)

The Agent shall provide to the Company within five Business Days of a request by the Company (but no more frequently than once per calendar month) a list (which may be in electronic form) setting out the names of the Lenders as at that Business Day, their respective Commitments, the address and fax number (and the department or officer, if any, for whose attention any communication is to be made) of each Lender for any communication to be made or document to be delivered under or in connection with the Finance Documents, the electronic mail address and/or any other information required to enable the sending and receipt of information by electronic mail or other electronic means to and by each Lender to whom any communication under or in connection with the Finance Documents may be made by that means and the account details of each Lender for any payment to be distributed by the Agent to that Lender under the Finance Documents.

(g)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

26.3	Role of the Arrangers
Except as specifically provided in the Finance Documents, an Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

26.4	No fiduciary duties
(a)	Nothing in this Agreement constitutes the Agent or the Arrangers as a trustee or fiduciary of any other person.
(b)	Neither the Agent nor the Arrangers shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

26.5	Business with the Group
The Agent and the Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

26.6	Rights and discretions of the Agent
(a)	The Agent may rely on:

(i) any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii) any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i) no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Non-payment));

(ii) any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii) any notice or request made by the Company (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)

Without prejudice to the generality of paragraph (e) above, the Agent may disclose the identity of a Defaulting Lender to the other Finance Parties and the Company and shall promptly disclose the same upon the written request of the Company or the Majority Lenders.

(g)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arrangers is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

26.7	Majority Lenders’ instructions
(a)

Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)

The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action), as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

26.8	Responsibility for documentation
Neither the Agent nor the Arrangers:

(a)

is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum; or

(b)

is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

26.9	Exclusion of liability
(a)

Without limiting paragraph (b) below (and without prejudice to the provisions of paragraph (e) of Clause 29.11 (Disruption to Payment Systems etc.), the Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever) for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)

No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

(c)

The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)

Nothing in this Agreement shall oblige the Agent or the Arrangers to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arrangers.

26.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) (or, in the case of any cost, loss or liability pursuant to Clause 29.11 (Disruption to Payment Systems etc.) notwithstanding the Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

26.11	Resignation of the Agent
(a)	The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the other Finance Parties and the Company.

(b)

Alternatively the Agent may resign by giving notice to the other Finance Parties and the Company, in which case the Majority Lenders (after consultation with the Company) may appoint a successor Agent.

(c)

If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the retiring Agent (after consultation with the Company) may appoint a successor Agent (acting through an office in the United Kingdom).

(d)

The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)

Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 26. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)

After consultation with the Company, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

26.12	Replacement of the Agent
(a)

After consultation with the Company, the Majority Lenders may, by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent.

(b)

The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)

The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 26 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

26.13	Confidentiality
(a)

In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

26.14	Relationship with the Lenders
(a)

Subject to Clause 24.9 (Pro rata interest settlement), the Agent may treat the person shown in its records as Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as the Lender acting through its Facility Office:

(i) entitled to or liable for any payment due under any Finance Document on that day; and

(ii) entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days’ prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 5 (Mandatory Cost Formulae).

(c)

Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender under the Finance Documents. Such notice shall contain the address, fax number and (where communication by electronic mail or other electronic means is permitted under Clause 31.6 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, fax number, electronic mail address, department and officer by that Lender for the purposes of Clause 31.2 (Addresses) and paragraph (a)(iii) of Clause 31.6 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

26.15	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a) the financial condition, status and nature of each member of the Group;

(b)

the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)

whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)

the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

26.16	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (with the written consent of the Company, such consent not to be unreasonably withheld or delayed) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

26.17	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

26.18	The Register

The Agent, acting solely for these purposes as an agent of the Borrower, will maintain (and make available upon reasonable prior notice at reasonable times for inspection by the Borrower and, in respect of its own Commitments and Loans, each Lender) a register for the recordation of, and will record, the names and addresses of the Lenders and the respective amounts of the Commitments and Loans of each Lender from time to time (the “Register”). Absent manifest error, the entries in the Register shall be conclusive and binding for all purposes and the Borrower, the Agent and the Lenders shall treat each person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.

27.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a) interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b) oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c) oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

28.	SHARING AMONG THE FINANCE PARTIES

28.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 29 (Payment mechanics) (a “Recovered Amount”) and applies that amount to a payment due under the Finance Documents then:

(a) the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)

the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 29 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)

the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 29.6 (Partial payments).

28.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the “Sharing Finance Parties”) in accordance with Clause 29.6 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

28.3	Recovering Finance Party’s rights

On a distribution by the Agent under Clause 28.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor.

28.4	Reversal of redistribution
If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)

each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the “Redistributed Amount”); and

(b) as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

28.5	Exceptions
(a)

This Clause 28 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)

A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i) it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)

that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11

ADMINISTRATION

29.	PAYMENT MECHANICS

29.1	Payments to the Agent
(a)

On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)

Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

29.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 29.3 (Distributions to an Obligor), Clause 29.4 (Clawback) and Clause 26.17 (Deduction from amounts payable by the Agent) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

29.3	Distributions to an Obligor

The Agent may (with the consent of the relevant Obligor or in accordance with Clause 30 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

29.4	Clawback
(a)

Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)

If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

29.5	Impaired Agent
(a)

If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 29.1 (Payments to the Agent) may instead pay that amount direct to the required recipient. If it is not reasonably practicable to pay that amount direct, the Party making the payment (the “Paying Party”) may pay that amount to an interest bearing account held with an Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the “Recipient Party” or “Recipient Parties”). In each case such payments must be made on the due date for payment under the Finance Documents.

(b)	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Parties pro rata to their respective entitlements.

(c)

A Party which has made a payment in accordance with this Clause 29.5 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)

If a Lender makes a payment into a trust account pursuant to paragraph (a) above to which an Obligor is beneficially entitled, the Lender shall promptly notify the Company. Promptly upon request by the relevant Obligor, and to the extent that it has been provided with the necessary information by that Obligor, the Lender shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the relevant Obligor.

(e)

Promptly upon the appointment of a successor Agent in accordance with Clause 26.12 (Replacement of the Agent), and without prejudice to paragraph (d) above, each Paying Party shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the Recipient Parties in accordance with Clause 29.2 (Distributions by the Agent).

29.6	Partial payments
(a)

If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

	(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Arrangers under the Finance Documents;

	(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

	(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

	(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

29.7	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim, provided that, if no Event of Default is continuing, an Obligor may set off any matured obligation owed by it under the Finance Documents to a Lender in respect of which an Insolvency Event has occurred and is continuing against any obligation owed to it by that Lender, regardless of the place of payment, booking branch or currency of either obligation, unless such Lender has notified the Company that it has utilised its rights under a Finance Document as Security in accordance with Clause 24.8 (Security over Lenders’ rights).

29.8	Business Days
(a)

Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

29.9	Currency of account
(a)	Subject to paragraphs (b) to (e) below, the Relevant Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Relevant Base Currency shall be paid in that other currency.

29.10	Change of currency
(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)

any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)

any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

29.11	Disruption to Payment Systems etc.
If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(a)

the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)

the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) if, in its reasonable opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)

the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)

any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 35 (Amendments and Waivers);

(e)

the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 29.11; and

(f) the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

30.	SET-OFF

At any time whilst an Event of Default is continuing, a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31.	NOTICES

31.1	Communications in writing
Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

31.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a) in the case of the Company, that identified with its name below;

(b) in the case of each Lender or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c) in the case of the Agent, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

31.3	Delivery
(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i) if by way of fax, when received in legible form; or

(ii) if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 31.2 (Addresses), if addressed to that department or officer.

(b)

Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

31.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 31.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

31.5	Communication when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant Parties directly. This provision shall not operate after a replacement Agent has been appointed.

31.6	Electronic communication

(a)

Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

	(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

	(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

	(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)

Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

31.7	Use of Websites
(a)

The Company may satisfy its obligation under this Agreement to deliver any information by posting this information onto an electronic website designated by the Company and the Agent (the “Designated Website”) if:

	(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

	(ii)	both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

	(iii)	the information is in a format previously agreed between the Company and the Agent.

The Company shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(c)	The Company shall promptly upon becoming aware of its occurrence notify the Agent if:

	(i)	the Designated Website cannot be accessed due to technical failure;

	(ii)	the password specifications for the Designated Website change;

	(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

	(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

	(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)

Any Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall comply with any such request within 10 Business Days.

31.8	English language
(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i) in English; or

(ii)

if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

31.9	USA Patriot Act

Each Lender that is subject thereto hereby notifies each Obligor that pursuant to the requirements of the USA Patriot Act, such Lender is required to obtain, verify and record information that identifies such Obligor, which information includes the name and address of such Obligor and other information that will allow such Lender to identify such Obligor in accordance with the USA Patriot Act.

32.	CALCULATIONS AND CERTIFICATES

32.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

32.2	Certificates and Determinations
Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

32.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

33.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

34.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

35.	AMENDMENTS AND WAIVERS

35.1	Required consents
(a)

Subject to Clause 35.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

35.2	Exceptions
(a)	An amendment or waiver that has the effect of changing or which relates to:

	(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

	(ii)	an extension to the date of payment of any amount under the Finance Documents;

	(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

	(iv)	an increase in or an extension of any Commitment;

	(v)	a change to the Obligors other than in accordance with Clause 25 (Changes to the Obligors);

	(vi)	any provision which expressly requires the consent of all the Lenders;

	(vii)	Clause 2.3 (Finance Parties’ rights and obligations), Clause 24 (Changes to the Lenders) or this Clause 35;

	(viii)	the nature or scope of the guarantee and indemnity granted under Clause 18 (Guarantee and Indemnity); or

(ix)

Clause 8.1 (Illegality), Clause 8.2 (Change of Control), Clause 8.3 (Acquisition does not proceed), Clause 8.4 (Mandatory prepayment - Net Fundraising Proceeds), Clause 8.5 (Mandatory prepayment - Net Sale Proceeds) or Clause 8.6 (Application of Proceeds),

shall not be made without the prior consent of all the Lenders.

(b)

An amendment or waiver which relates to the rights or obligations of the Agent or the Arrangers (each in their capacity as such) may not be effected without the consent of the Agent or, as the case may be, the Arrangers.

(c)	If any Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any of the terms of any Finance Document or other vote of Lenders under the terms of this

Agreement within 10 Business Days (unless the Company and the Agent agree to a longer time period in relation to any request) of that request being made:

(i)

(other than, subject to paragraph (ii) below, where the consent, waiver or amendment requires the consent of all Lenders) its Commitment and/or participation shall not be included for the purpose of calculating the Total Commitments or participations under the relevant Facility/ies when ascertaining whether any relevant percentage of Total Commitments and/or participations has been obtained to approve that request; and

(ii)

it shall not count as a Lender for the purposes of an amendment or waiver that has the effect of changing or which relates to paragraph (a)(i) above, paragraph (a)(vii) above (but only to the extent that such paragraph relates to Clause 24 (Changes to the Lenders)), paragraph (a)(viii) above or paragraph (a)(ix) above (but only to the extent that such paragraph relates to Clause 8.3 (Acquisition does not proceed), Clause 8.4 (Mandatory prepayment - Net Fundraising Proceeds), Clause 8.5 (Mandatory prepayment - Net Sale Proceeds) and Clause 8.6 (Application of Proceeds)).

35.3	Replacement of Lender
(a)

If at any time any Lender becomes a Non-Consenting Lender (as defined in paragraph (c) below), the Company may, on 10 Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Company, which confirms its willingness to assume and does assume all the obligations of the transferring Lender (including the assumption of the transferring Lender’s participations on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest (to the extent that the Agent has not given a notification under Clause 24.9 (Pro rata interest settlement)) Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	The replacement of a Non-Consenting Lender pursuant to this Clause 35.3 shall be subject to the following conditions:

	(i)	the Company shall have no right to replace the Agent;

	(ii)	neither the Agent nor the Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)

in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than 45 days after the date the Non-Consenting Lender notifies the Company and the Agent of its failure or refusal to give a consent in relation to, or agree to any waiver or amendment to the Finance Documents requested by the Company; and

	(iv)	in no event shall the Lender replaced under this paragraph (b) be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents.

(c)	In the event that:

(i) the Company or the Agent (at the request of the Company) has requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(ii) the consent, waiver or amendment in question requires the approval of all the Lenders; and

(iii)

Lenders whose Commitments aggregate more than 85 per cent. of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 85 per cent. of the Total Commitments prior to that reduction) have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a “Non-Consenting Lender”.

35.4	Disenfranchisement of Defaulting Lenders
(a)

For so long as a Defaulting Lender has any Available Commitment, in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, (i) that Defaulting Lender’s Commitments will be reduced by the amount of its Available Commitments, and (ii) that Defaulting Lender will not be treated as a Lender for the purposes of paragraph (a) of Clause 35.2 (Exceptions) (other than, to the extent that they would affect such Defaulting Lender, sub-paragraphs (ii) and (iv) thereof) if it has no participation in an outstanding Loan.

(b)	For the purposes of this Clause 35.4, the Agent may assume that the following Lenders are Defaulting Lenders:

(i) any Lender which has notified the Agent that it has become a Defaulting Lender;

(ii) any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraph (a), (b) or (c) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

35.5	Replacement of a Defaulting Lender
(a)	The Company may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 10 Business Days’ prior written notice to the Agent and such Lender:

(i)

replace such Lender by requiring such Lender to (and such Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement;

(ii) require such Lender to (and such Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of the undrawn Commitment of the Lender; or

	(iii)	require such Lender to (and such Lender shall) transfer pursuant to Clause 24 (Changes to the Lenders) all (and not part only) of its rights and obligations in respect of the Facilities,

to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Company, which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest (to the extent that the Agent has not given a notification under Clause 24.9 (Pro rata interest settlement)) Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause shall be subject to the following conditions:

	(i)	the Company shall have no right to replace the Agent;

	(ii)	neither the Agent nor the Defaulting Lender shall have any obligation to the Company to find a Replacement Lender;

	(iii)	the transfer must take place no later than 45 days after the notice referred to in paragraph (a) above; and

	(iv)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

36.	CONFIDENTIALITY

36.1	Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 36.2 (Disclosure of Confidential Information) and Clause 36.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

36.2	Disclosure of Confidential Information
Any Finance Party may disclose:

(a)

to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall reasonably consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)

to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)

with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(iii)

appointed by any Finance Party or by a person to whom paragraph (b)(i) or (ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of Clause 26.14 (Relationship with the Lenders));

	(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraph (b)(i) or (b)(ii) above;

(v)

to whom, and to the extent that information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

	(vi)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to Clause 24.8 (Security over Lenders’ rights);

(vii)

to whom and to the extent that information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

	(viii)	who is a Party; or

	(ix)	with the consent of the Company;

in each case, such Confidential Information as that Finance Party shall reasonably consider appropriate if:

(A)

in relation to paragraphs (b)(i), (b)(ii) and b(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)

in relation to paragraph (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)

in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances; and

(c)

to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party.

36.3	Disclosure to numbering service providers
(a)

Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:

	(i)	names of Obligors;

	(ii)	country of domicile of Obligors;

	(iii)	place of incorporation of Obligors;

	(iv)	date of this Agreement;

	(v)	the names of the Agent and the Arranger;

	(vi)	date of each amendment and restatement of this Agreement;

	(vii)	amount of Total Commitments;

	(viii)	currencies of the Facilities;

	(ix)	type of Facility;

	(x)	ranking of Facility;

	(xi)	Termination Date for Facility;

	(xii)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) above; and

	(xiii)	such other information agreed between such Finance Party and the Company,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)

The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)	The Agent shall notify the Company and the other Finance Parties of:

	(i)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facilities and/or one or more Obligors; and

	(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facilities and/or one or more Obligors by such numbering service provider.

36.4	Bank secrecy

In relation to any information permitted to be disclosed by a Finance Party under this Clause 36, each Party agrees to waive any restrictions on such disclosure pursuant to laws or regulations relating to bank secrecy in effect in Switzerland or any other jurisdiction.

36.5	Entire agreement

This Clause 36 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

36.6	Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

36.7	Notification of disclosure
Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)

in advance (or, to the extent that is not reasonably practicable, as soon as reasonably practicable after making the applicable disclosure) of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 36.2 (Disclosure of Confidential Information) except where such disclosure is (i) prohibited to be made by law or regulation or by the court, authority, body or stock exchange which required or requested the disclosure, or (ii) made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

	(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause 36.

36.8	Continuing obligations
The obligations in this Clause 36 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of 12 months from the earlier of:

(a) the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b) the date on which such Finance Party otherwise ceases to be a Finance Party.

37.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

SECTION 12

GOVERNING LAW AND ENFORCEMENT

38.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

39.	ENFORCEMENT

39.1	Jurisdiction
(a)

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)

This Clause 39.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

39.2	Service of process
(a)	Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(i)

irrevocably appoints Lonza Group UK Ltd of 228 Bath Road, Slough, Berkshire SL1 4DX as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii) agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

(b)

If any person appointed as an agent for service of process is unable for any reason to act as agent for service of process, the Company must immediately (and in any event within 21 days of such event taking place) appoint another agent on terms acceptable to the Agent. Failing this, the Agent may appoint another agent for this purpose.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE ORIGINAL PARTIES

PART I

THE ORIGINAL BORROWERS

Name of Original Borrower	Registration number (or equivalent if any)
Lonza Group Ltd. (also known as Lonza Group AG)	CH-020.3.021.634-0

Lonza Swiss Finance Ltd. (also known as Lonza Swiss Finanz AG)	CH-270.3.000.773-4

PART II

THE ORIGINAL LENDERS

Name of Original Lender	Facility A1 Commitment (US$)	Facility A2 Commitment (US$)	Facility B Commitment (US$)	Facility C Commitment (CHF)
Bank of America, N.A.	—	28,396,623.38	34,075,948.06	39,755,272.74

Banque Cantonale Vaudoise	—	16,779,822.91	20,135,787.49	23,491,752.07

Basler Kantonalbank	—	18,845,031.88	22,614,038.26	26,383,044.63

Basellandschaftliche Kantonalbank	—	—	—	22,584,692.60

Citibank, N.A., London Branch	150,000,000	33,804,889.39	40,565,867.25	39,798,614.27

Commerzbank AG Filiale Luxemburg	—	28,396,623.38	34,075,948.06	39,755,272.74

Credit Industriel et Commercial	—	16,779,822.91	20,135,787.49	23,491,752.07

Credit Suisse AG	150,000,000	33,804,889.39	40,565,867.26	39,798,614.26

DBS Bank Ltd., London Branch	—	16,779,822.91	20,135,787.49	23,491,752.07

Fifth Third Bank (Canada), an Ohio banking corporation	—	10,326,044.87	12,391,253.84	14,456,462.81

HSBC Trinkaus & Burkhardt AG	—	28,396,623.38	34,075,948.06	39,755,272.74

ING Belgium, Brussels, Geneva Branch	—	28,396,623.38	34,075,948.06	39,755,272.74

Intesa Sanpaolo Bank Ireland Plc	—	28,396,623.38	34,075,948.06	—

Intesa Sanpaolo Spa, Frankfurt Branch	—	—	—	39,755,272.74

JPMorgan Chase Bank, N.A., London Branch	150,000,000	33,804,889.39	40,565,867.26	39,798,614.27

Landesbank Baden-Württemberg	—	16,779,822.91	20,135,787.49	23,491,752.07

Landesbank Hessen-Thüringen Girozentrale	—	28,396,623.38	34,075,948.06	39,755,272.74

Name of Original Lender	Facility A1 Commitment (US$)	Facility A2 Commitment (US$)	Facility B Commitment (US$)	Facility C Commitment (CHF)
Mizuho Corporate Bank, Ltd	—	18,845,031.88	22,614,038.26	26,383,044.63

The Bank of Tokyo-Mitsubishi UFJ, Ltd.	—	28,396,623.38	34,075,948.06	39,755,272.74

UBS AG	—	28,396,623.38	34,075,948.06	39,755,272.74

Walliser Kantonalbank	—	9,035,289.26	10,842,347.11	12,649,404.96

WestLB AG	—	28,396,623.38	34,075,948.06	39,755,272.74

Zürcher Kantonalbank	—	18,845,031.88	22,614,038.26	26,383,044.63

Total	450,000,000	500,000,000	600,000,000	700,000,000

SCHEDULE 2

Conditions Precedent

PART I

Conditions Precedent to Initial Utilisation

1.	The Original Obligors

(a)	A copy of the articles of association and an up to date excerpt of the commercial register of each Original Obligor.

(b)	A copy of a resolution of the board of directors of each Original Obligor:

(i) approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii) authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)

authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)

A certificate of the Company (signed by a director or member of the management committee) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Original Obligor to be exceeded.

(e)

A certificate of an authorised signatory of the relevant Original Obligor certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

2.	Legal opinions

(a)	A legal opinion of Linklaters LLP, legal advisers to the Arrangers and the Agent in England, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)	A legal opinion of Baer & Karrer AG, legal advisers to the Arrangers and the Agent in Switzerland, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

3.	Other documents and evidence

(a)	A copy of any other Authorisation or other document, opinion or assurance which the Agent (acting reasonably) considers to be necessary (if it has notified the Company accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(b)	The Original Financial Statements of each Original Obligor.

(c)	Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 12 (Fees) and Clause 17 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

(d)	Evidence that any agent for service of process referred to in Clause 39.2 (Service of process), has accepted its appointment.

(e)

Evidence that the Existing Facility has been, or will be, irrevocably cancelled and repaid in full no later than the Initial Facility C Utilisation Date from the proceeds of the initial Utilisation of Facility C.

(f)

Evidence satisfactory to the Agent that each Lender has carried out and is satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

4.	The Acquisition

(a)

Other than in relation to a Utilisation under Facility C, evidence that all Offer Conditions (as defined in the Acquisition Agreement) have been satisfied or (other than in the case of the Minimum Condition) waived.

(b)

Other than in relation to a Utilisation under Facility C, evidence satisfactory to the Agent that there has been no material change or (except as permitted under paragraph (a) above) waiver to the terms of the Acquisition Agreement.

(c)

Other than in relation to a Utilisation under Facility C, if required to under the regulations of the Federal Reserve Board, a duly completed purpose statement under such regulations in respect of the Facilities.

PART II

Conditions Precedent required to be delivered by an Additional Borrower

1.	An Accession Letter, duly executed by the Additional Borrower and the Company.

2.	A copy of the constitutional documents of the Additional Borrower.

3.	A copy of a resolution of the board of directors of the Additional Borrower:

(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)	authorising a specified person or persons to execute the Accession Letter on its behalf; and

(c)

authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including any Utilisation Request or Selection Notice) to be signed and/or despatched by it under or in connection with the Finance Documents.

4.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5.	A certificate of the Additional Borrower (signed by a director) confirming that borrowing the Total Commitments would not cause any borrowing or similar limit binding on it to be exceeded.

6.

A certificate of an authorised signatory of the Additional Borrower certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

7.

A copy of any other Authorisation or other document, opinion or assurance which the Agent (acting reasonably) considers to be necessary in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

8.	If available, the latest audited financial statements of the Additional Borrower.

9.	A legal opinion of Linklaters LLP, legal advisers to the Arrangers and the Agent in England.

10.

If the Additional Borrower is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Arrangers and the Agent in the jurisdiction in which the Additional Borrower is incorporated.

11.

If the proposed Additional Borrower is incorporated in a jurisdiction other than England and Wales, evidence that the process agent specified in Clause 39.2 (Service of process) has accepted its appointment in relation to the proposed Additional Borrower.

SCHEDULE 3

Requests

Utilisation Request

From:	[Borrower]

To:	[Agent]

Dated:

Dear Sirs

Lonza Group Ltd – US$1,550,000,000 and CHF700,000,000
Multicurrency Term and Revolving Facilities Agreement
dated [__________] 2011 (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Borrower:	[__________]

Proposed Utilisation Date:	[__________] (or, if that is not a Business Day, the next Business Day)

Facility to be used:	[Facility A1]/[Facility A2]/[Facility B]/[Facility C]

Currency of Loan:	[__________]

Amount:	[__________] or, if less, the Available Facility

Interest Period:	[__________]

3.

We confirm that each condition specified in Clause 4.2 (Further conditions precedent) or, to the extent applicable, Clause 4.5 (Term Loans during the Certain Funds Period) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

authorised signatory for
[name of relevant Borrower].

SCHEDULE 4

Selection Notice

From:	[Borrower]

To:	[Agent]

Dated:

Dear Sirs

Lonza Group Ltd – US$1,550,000,000 and CHF700,000,000
Multicurrency Term and Revolving Facilities Agreement
dated [__________] 2011 (the “Agreement”)

1.	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2.	We refer to the following [Facility A1]/[Facility A2]/[Facility B] Loan[s] in [identify currency] with an Interest Period ending on [__________].

3.

[We request that the above [Facility A1]/[Facility A2]/[Facility B] Loan[s] be divided into [__________] [Facility A1]/[Facility A2]/[Facility B] Loans with the following Base Currency Amounts and Interest Periods:]**

or

[We request that the next Interest Period for the above [Facility A1]/[Facility A2]/[Facility B] Loan[s] is [__________]].***

4.

We request that the above [Facility A1]/[Facility A2]/[Facility B] Loan[s]] [is]/[are] [denominated in the same currency for the next Interest Period]/[denominated in the following currencies: [        ]. As this results in a change of currency we confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Selection Notice. The proceeds of any change in currency should be credited to [account].]

5.	This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for [the Company on behalf of] [name of relevant Borrower]

**	Use this option if division of Loans is requested.

***	Use this option if sub-division is not required.

SCHEDULE 5

Mandatory Cost Formulae

1.

The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.

On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.

The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

	(a)	in relation to a sterling Loan:

AB + C(B – D) + E×0.01	per cent. per annum
100 – (A + C)

(b)	in relation to a Loan in any currency other than sterling:

E×0.01	per cent. per annum.
300

Where:

A

is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B

is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 9.3 (Default interest)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E

is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

	(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)

“Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)

“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

	(d)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.

In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.

If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.

Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

	(a)	the jurisdiction of its Facility Office; and

	(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.

The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.

The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.

The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.

Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

13.

The Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 6

Form of Transfer Certificate

To: [__________] as Agent

From:	[The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Dated:

Lonza Group Ltd – US$1,550,000,000 and CHF700,000,000
Multicurrency Term and Revolving Facilities Agreement dated [__________] 2011
(the “Agreement”)

1.

We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 24.5 (Procedure for transfer):

(a)

The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 24.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [__________].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 31.2 (Addresses) are set out in the Schedule.

3.	The New Lender hereby confirms that it is [a Qualifying Institution] / [not a Qualifying Institution] and is fully aware of the provisions of paragraph (d) of Clause 9.5 (Minimum interest).

4.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 24.4 (Limitation of responsibility of Existing Lenders).

5.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

6.	This Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

7.	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]
 [Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [               ].

[Agent]

By:

SCHEDULE 7

FORM OF ASSIGNMENT AGREEMENT

To:	[ ] as Agent and [ ] as Company, for and on behalf of each Obligor

From:	[the Existing Lender] (the “Existing Lender”) and [the New Lender] (the “New Lender”)

Dated:

Lonza Group Ltd – US$1,550,000,000 and CHF700,000,000
Multicurrency Term and Revolving Facilities Agreement dated [                   ] 2011
(the “Agreement”)

1.

We refer to the Agreement. This is an Assignment Agreement. Terms defined in the Agreement have the same meaning in this Assignment Agreement unless given a different meaning in this Assignment Agreement.

2.	We refer to Clause 24.6 (Procedure for assignment):

(a)

The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitments and participations in Loans under the Agreement as specified in the Schedule.

(b)

The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitments and participations in Loans under the Agreement specified in the Schedule.

(c) The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

3.	The proposed Transfer Date is [ ].

4.	The New Lender hereby confirms that it is [a Qualifying Institution] / [not a Qualifying Institution] and is fully aware of the provisions of paragraph (d) of Clause 9.5 (Minimum interest).

5.	On the Transfer Date the New Lender becomes Party to the Finance Documents as a Lender.

6.	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 31.2 (Addresses) are set out in the Schedule.

7.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 24.4 (Limitation of responsibility of Existing Lenders).

8.

This Assignment Agreement acts as notice to the Agent (on behalf of each Finance Party) and, upon delivery in accordance with Clause 24.7 (Copy of Transfer Certificate, Assignment Agreement of Increase Confirmation to Company), to the Company (on behalf of each Obligor) of the assignment referred to in this Assignment Agreement.

9.	This Assignment Agreement may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Assignment Agreement.

10.	This Assignment Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

11.	This Assignment Agreement has been entered into on the date stated at the beginning of this Assignment Agreement.

THE SCHEDULE

Rights to be assigned and obligations to be released and undertaken

[insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Existing Lender]	[New Lender]

By:	By:

This Assignment Agreement is accepted by the Agent and the Transfer Date is confirmed as [                   ].

Signature of this Assignment Agreement by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.

[Agent]

By:

SCHEDULE 8

Form of Borrower Transfer Certificate

To:          [                   ] as Agent

From:   [The Transferor Borrower] (the “Transferor Borrower”) and [The Transferee Borrower] (the “Transferee Borrower”)

Dated:

Lonza Group Ltd – US$1,550,000,000 and CHF700,000,000
Multicurrency Term and Revolving Facilities Agreement dated [                   ] 2011
(the “Agreement”)

1.

We refer to the Agreement. This is a Borrower Transfer Certificate. Terms defined in the Agreement have the same meaning in this Borrower Transfer Certificate unless given a different meaning in this Borrower Transfer Certificate.

2.	We refer to Clause 25.2 (Procedure for transfer by Borrowers):

(a)

The Transferor Borrower and the Transferee Borrower agree to the Transferor Borrower transferring to the Transferee Borrower by novation all or part of the Transferor Borrower’s rights and obligations referred to in the Schedule in accordance with Clause 25.2 (Procedure for transfer by Borrowers).

(b) The proposed Transfer Date is [ ].

3.

The Guarantor expressly acknowledges and agrees that the guarantee and indemnity given by it under the Agreement is effective in relation to the rights and obligations referred to in the Schedule, as transferred to the Transferee Borrower.

4.

This Borrower Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Borrower Transfer Certificate.

5.	This Borrower Transfer Certificate and any non-contractual obligations arising out of or in connection with it are governed by English law.

6.	This Borrower Transfer Certificate has been entered into on the date stated at the beginning of this Borrower Transfer Certificate.

THE SCHEDULE

Rights and obligations to be transferred

[insert relevant details]

[Transferor Borrower]	[Transferee Borrower]

By:	By:

[Guarantor]

By:

This Borrower Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [                   ].

[Agent]

By:

SCHEDULE 9

Form of Accession Letter

To:	[ ] as Agent

From:	[Finance Subsidiary] and [Company]

Dated:

Dear Sirs

Lonza Group Ltd – US$1,550,000,000 and CHF700,000,000 Multicurrency Term and Revolving
Facilities Agreement
dated [                   ] 2011 (the “Agreement”)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.

[Finance Subsidiary] agrees to become an Additional Borrower and to be bound by the terms of the Agreement as an Additional Borrower pursuant to Clause 25.3 (Additional Borrowers). [Finance Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	[Finance Subsidiary’s] administrative details are as follows:

	Address:	[ ]

	Fax No:	[ ]

	Attention:	[ ]

4.	This Accession Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

	[Company]	[Finance Subsidiary]

SCHEDULE 10

Form of Resignation Letter

To:	[ ] as Agent

From:	[resigning Borrower] and [Company]

Dated:	[ ]

Dear Sirs

Lonza Group Ltd – US$1,550,000,000 and CHF700,000,000 Multicurrency Term and Revolving
Facilities Agreement
dated [                   ] 2011 (the “Agreement”)

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to Clause 25.4 (Resignation of a Borrower), we request that [resigning Borrower] be released from its obligations as a Borrower under the Agreement.

3.	We confirm that:

(a)	no Default is continuing or would result from the acceptance of this request; and

(b)	[resigning Borrower] is under no actual or contingent obligations as a Borrower under any Finance Document.

4.	This Resignation Letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

[Company]	[Subsidiary]

By:	By:

SCHEDULE 11

Form of Compliance Certificate

To:	[ ] as Agent

From:	Lonza Group Ltd.

Dated:

Dear Sirs

Lonza Group Ltd – US$1,550,000,000 and CHF700,000,000 Multicurrency Term and Revolving
Facilities Agreement
dated [                   ] 2011 (the “Agreement”)

1.

We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

[Insert details of and calculations in relation to Leverage and (to the extent that Clause 21.2 (Financial condition) is applicable) whether the Company is in compliance with the Leverage tests thereunder]

3.	[We confirm that no Default is continuing.]*

Signed:

[Director]/[title of senior officer]	[Director]/[title of senior officer]

of	of

Lonza Group Ltd.	Lonza Group Ltd.

[insert applicable certification language]

for and on behalf of
[name of auditors of the Company]**

*     If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

**   Only applicable if the Compliance Certificate accompanies the audited financial statements and is to be signed by the auditors.

SCHEDULE 12

Timetables

“D -     “ refers to the number of Business Days before the relevant Utilisation Date/the first day of the relevant Interest Period.

	Loans in euro	Loans in CHF	Loans in US$	Loans in other currencies

Request for approval as an Optional Currency, if required (Clause 4.3 (Conditions relating to Optional Currencies))	—	—	—	D-5 10:00 a.m.

Agent notifies the Lenders of the request (Clause 4.3 (Conditions relating to Optional Currencies))	—	—	—	D-5 3:00 p.m.

Responses by Lenders to the request (Clause 4.3 (Conditions relating to Optional Currencies))	—	—	—	D-4 1:00 p.m.

Agent notifies the Company if a currency is approved as an Optional Currency in accordance with Clause 4.3 (Conditions relating to Optional Currencies)	—	—	—	D-4 5:00 p.m.

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)) or a Selection Notice (Clause 10.1 (Selection of Interest Periods))	D-3 10:00 a.m.	D-3 10:00 a.m.	D-3 10:00 a.m.	D-3 10:00 a.m.

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Lenders’ participation) and notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)

	D-3 11:00 a.m.	D-3 11:00 a.m.	D-3 11:00 a.m.	D-3 11:00 a.m.

Agent determines amount of the Term Loan in Optional Currency in accordance with paragraph (a) of Clause 6.3 (Recalculation of Optional Currency amount for Term Loans)	D-3 11:00 a.m.	—	D-3 11:00 a.m.	D-3 11:00 a.m.

LIBOR or EURIBOR is fixed	Quotation Day as of 11:00 a.m. (Brussels time)	Quotation Day as of 11:00 a.m.	Quotation Day as of 11:00 a.m.	Quotation Day as of 11:00 a.m.

Agent receives a notification from a Lender under Clause 6.2 (Unavailability of a currency)	Quotation Day 3:00 p.m.	—	—	Quotation Day 3:00 p.m.

Agent gives notice in accordance with Clause 6.2 (Unavailability of a currency)	Quotation Day 5:00 p.m.	—	—	Quotation Day 5:00 p.m.

SCHEDULE 13

FORM OF INCREASE CONFIRMATION

To:	[ ] as Agent, and Lonza Group Ltd as Company, for and on behalf of each Obligor

From:	[the Increase Lender] (the “Increase Lender”)

Dated:

Lonza Group Ltd – US$1,550,000,000 and CHF700,000,000 Multicurrency Term and Revolving
Facilities Agreement
dated [               ] 2011 (the “Agreement”)

1.

We refer to the Agreement. This is an Increase Confirmation. Terms defined in the Agreement have the same meaning in this Increase Confirmation unless given a different meaning in this Increase Confirmation.

2.	We refer to Clause 2.2 (Increase).

3.

The Increase Lender agrees to assume and will assume all of the obligations corresponding to the Commitment specified in the Schedule (the “Relevant Commitment”) as if it was an Original Lender under the Agreement.

4.	The proposed date on which the increase in relation to the Increase Lender and the Relevant Commitment is to take effect (the “Increase Date”) is [ ].

5.	On the Increase Date, the Increase Lender becomes party to the Finance Documents as a Lender.

6.	The Facility Office and address, fax number and attention details for notices to the Increase Lender for the purposes of Clause 31.2 (Addresses) are set out in the Schedule.

7.	The Increase Lender expressly acknowledges the limitations on the Lenders’ obligations referred to in paragraph (f) of Clause 2.2 (Increase).

8.	This Increase Confirmation may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Increase Confirmation.

9.	This Increase Confirmation and any non contractual obligations arising out of or in connection with it are governed by English law.

10.	This Agreement has been entered into on the date stated at the beginning of this Agreement.

THE SCHEDULE

RELEVANT COMMITMENT/RIGHTS AND OBLIGATIONS TO BE ASSUMED BY THE INCREASE LENDER

 [insert relevant details]

[Facility office address, fax number and attention details for notices and account details for payments]

[Increase Lender]

By:

This Increase Confirmation is accepted as an Increase Confirmation for the purposes of the Agreement by the Agent and the Increase Date is confirmed as [               ].

Agent

By:

SIGNATURES

The Company

LONZA GROUP LTD

By:	TORALF HAAG	By:	GÜNTHER JAKOB

Address:	P.O. Box 4002 Basel/Switzerland

Fax:	+40-60-316 94 54

The Original Borrowers

LONZA GROUP LTD.

By:	TORALF HAAG	By:	GÜNTHER JAKOB

Address:	P.O. Box 4002 Basel/Switzerland

Fax: +40-60-316 94 54

LONZA SWISS FINANCE LTD.

By:	TORALF HAAG

GÜNTHER JAKOB

Address:	P.O. Box 4002 Basel/Switzerland

Fax: +40-60-316 94 54

The Arrangers

BANK OF AMERICA, N.A.

By:	UMAIR DAR

CITIGROUP GLOBAL MARKETS LIMITED

By:	PAUL GIBBS

COMMERZBANK AKTIENGESELLSCHAFT

By:	KRISTINA LAUBRECHT

RAOUL HESSLING

CREDIT SUISSE AG

By:	WOLFGANG FLAITZ

CLEMENS KRAMER

HSBC TRINKAUS & BURKHARDT AG

By:	DR. MEYER-RIEDT

D. LOHMANN

ING BELGIUM, BRUSSELS, GENEVA BRANCH

By:	DIRK STEVENS

PHILIPPE PRAET

INTESA SANPAOLO BANKING GROUP

Intesa Sanpaolo Bank Ireland PLC

By:	ANDREW PLOMP

MICHAEL MACKEN

Intesa Sanpaolo S.p.A., Frankfurt Branch

By:	VITTORIO OLIVA

UWE SCHNEIDER

J.P. MORGAN LIMITED

By:	MARC BAIGNERES

LANDESBANK HESSEN-THÜRINGEN GIROZENTRALE

By:	MARTIN FÄNGER

JÜRGEN FREY

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:	DAVID P PHILBIN

UBS AG

By:	MARC REINMANN

R.L. KOCH

WESTLB AG

By:	ANKE DOBLINGER

SILKE KUCKELKORN

The Original Lenders

BANK OF AMERICA, N.A.

By:	UMAIR DAR

BANQUE CANTONALE VAUDOISE

By:	PATRICK NOSTEN

DENISE WEBER

BASLER KANTONALBANK

By:	HOLGER RELCHERT

PHILIPP STUTZMANN

BASELLANDSCHAFTLICHE KANTONALBANK

By:	THOMAS OEHLER

LUKAS FIECHTER

CITIBANK, N.A., LONDON BRANCH

By:	PAUL GIBBS

COMMERZBANK AG FILIALE LUXEMBURG

By:	KRISTINA LAUBRECHT

RAOUL HESSLING

CREDIT INDUSTRIEL ET COMMERCIAL

By:	BRIGITTE CHEVALLIER

FRANCIS BOUBAZINE

CREDIT SUISSE AG

By:	WOLFGANG FLAITZ

CLEMENS KRAMER

DBS BANK LTD., LONDON BRANCH

By:	STEWART BOYD

FIFTH THIRD BANK (CANADA)

By:	CHARLES J MILLER

HSBC TRINKAUS & BURKHARDT AG

By:	DR. MEYER-RIEDT

D. LOHMANN

ING BELGIUM, BRUSSELS, GENEVA BRANCH

By:	DIRK STEVENS

PHILIPPE PRAET

INTESA SANPAOLO BANK IRELAND PLC

By:	ANDREW PLOMP

MICHAEL MACKEN

INTESA SANPAOLO SPA, FRANKFURT BRANCH

By:	VITTORIO OLIVA

UWE SCHNEIDER

JPMORGAN CHASE BANK, N.A., LONDON BRANCH

By:	MARC BAIGNERES

LANDESBANK BADEN-WÜRTTEMBERG

By:	SONJA SCHNEIDER

HENRY WEILE

LANDESBANK HESSEN-THÜRINGEN GIROZENTRALE

By:	MARTIN FÄNGER

JÜRGEN FREY

MIZUHO CORPORATE BANK, LTD

By:	ENDER TANAR

YOSHIZUMI TAKATA

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

By:	DAVID P PHILBIN

UBS AG

By:	MARC REINMANN

R.L. KOCH

WALLISER KANTONALBANK

By:	ERWIN SCHNYDRIG

ARMIN GUNTERN

WESTLB AG

By:	ANKE DOBLINGER

SILKE KUCKELKORN

ZÜRCHER KANTONALBANK

By:	YVES HELBLING

ARNO POLTERA

The Agent

CREDIT SUISSE AG, LONDON BRANCH

By:	IAN CROFT

RUSSELL J WOOD

Address:	One Cabot Square, London, E14 4QJ, United Kingdom

Fax:	+44 (0) 20 7888 8398

Attention:	Ian Croft, Loans Agency